===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                  DYNEGY INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                        [Dynegy Inc. Logo Appears Here]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD FRIDAY, MAY 21, 1999

To The Stockholders:

  The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Dynegy Inc. (the "Company" or "Dynegy") will be held on Friday, May 21, 1999 at 10:00 a.m., local time, at the Hyatt Regency Hotel, Imperial Ballroom, 1200 Louisiana, Houston, Texas 77002, for the following purposes:

  1. To elect thirteen directors to serve until the 2000 Annual Meeting of Stockholders;

  2. To approve the adoption of the Dynegy Inc. 1999 Long Term Incentive
     Plan;

  3. To ratify the Board of Directors' appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

  4. To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

  The close of business on March 25, 1999, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

  You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POST-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                          By Order of the Board of Directors,

                                          /s/ Kenneth E. Randolph
                                          Kenneth E. Randolph
                                           Secretary

April 20, 1999

                                  DYNEGY INC.
                          1000 Louisiana, Suite 5800
                             Houston, Texas 77002
                                (713) 507-6400

                               ----------------
                                PROXY STATEMENT
                               ----------------

                              GENERAL INFORMATION

  The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting to be held on Friday, May 21, 1999 at 10:00 a.m., local time, at the Hyatt Regency Hotel, Imperial Ballroom, 1200 Louisiana, Houston, Texas 77002, or at any adjournment(s) or postponement(s) thereof. This Proxy Statement, the Notice of Annual Meeting, the proxy card, and the Company's Annual Report to Stockholders for the year-ended December 31, 1998, including financial statements, will be first sent or given to the Company's stockholders on or about April 23, 1999. The Annual Report does not constitute a part of the proxy soliciting material.

Quorum and Vote Required

  The presence of a majority of the shares of the common stock, par value $0.01 per share, of the Company ("Common Stock"), represented in person or by proxy at the Annual Meeting will constitute a quorum. Under Delaware law, the total votes received, including abstentions, would be counted in determining the number of shares present at a meeting. Thus, shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Also, proxies relating to "street name" shares that are voted by brokers on only one of the proposals will nevertheless be treated as shares present for purposes of determining the presence of a quorum on all matters. A "broker non-vote" occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item.

  Election of Directors. A plurality of votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes would have no effect on the election of directors. Stockholders may not cumulate their votes in the election of directors.

  Approval of the Adoption of the Dynegy Inc. 1999 Long Term Incentive Plan. Approval of the adoption of the Dynegy Inc. 1999 Long Term Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

  Ratification of Independent Auditors. Ratification of the selection of independent auditors requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

No Appraisal Rights

  Under applicable Delaware law, none of the holders of Common Stock have appraisal rights in connection with any proposal to be acted upon at the Annual Meeting.

Record Date and Outstanding Shares

  The Board of Directors has fixed the close of business on March 25, 1999, as the record date ("Record Date") for determining holders of outstanding shares of Common Stock entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. As of the Record Date, there were outstanding 152,604,464 shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

Solicitation of Proxies

  The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail, telecopy, telegraph or telex, or by directors, officers or regular employees of the Company, in person or by telephone. The Company has retained ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies for a fee of $2,750. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Common Stock.

  Questions concerning the proposals to be acted upon at the Annual Meeting should be directed to the Company's Secretary at (713) 507-6400. Additional copies of this Proxy Statement or the proxy card may be obtained from the Company's Secretary at its principal office. The mailing address of the Company's principal executive office is 1000 Louisiana, Suite 5800, Houston, Texas 77002.

Revocation of Proxies

  The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by (i) the execution and submission of a revised proxy, (ii) by written notice to the Secretary of the Company, or
(iii) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by proxies will be voted at the Annual Meeting.

Voting of Proxies

  The persons named as proxies on the proxy card accompanying this Proxy Statement were designated by the Board of Directors. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. Unless otherwise instructed or unless authority to vote is withheld, proxies will be voted FOR the election of the nominees to the Board of Directors, FOR approval of the adoption of the Dynegy Inc. 1999 Long Term Incentive Plan, FOR ratification of the appointment of Arthur Andersen LLP, and in accordance with the judgment of the persons named in the proxy on such other matters as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

Form 10-K

  Stockholders may obtain, without charge, a copy of the Company's 1998 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. For copies, please contact the Investor Relations Department at the Company's principal executive office address: Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002.

DATED: April 20, 1999

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 25, 1999, by (i) each person who is known by the Company to own beneficially 5% or more of Common Stock, (ii) each director or nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Share amounts and percentages shown for each individual or group in the table are adjusted to give effect to the exercise of all options and warrants exercisable by such individual or group within 60 days of March 25, 1999.

                                         Number of Shares(1) Percent of Class(2)
                                         ------------------- -------------------
BG Holdings, Inc.(3)...................      38,789,876             25.4
 5444 Westheimer
 Houston, Texas 77056

BG plc(3)(4)...........................      38,789,876             25.4
 100 Thames Valley Park Drive
 Reading, Berkshire RG6 1PT

NOVA Gas Services (U.S.) Inc.(3).......      38,789,876             25.4
 690 Mechanic Street
 Leominster, Massachusetts 01453

NOVA Chemicals Corporation(3)(5).......      38,789,876             25.4
 645 Seventh Avenue, S.W., 23rd Floor
 Calgary, Alberta T2P 5C6

Chevron U.S.A. Inc.(3)(6)..............      38,789,876             25.4
 1301 McKinney
 Houston, Texas 77010

Chevron Corporation(3)(6)(7)...........      38,789,876             25.4
 575 Market Street
 San Francisco, California 94104

C.L. Watson(8).........................       9,099,700              5.9
 1000 Louisiana, Suite 5800
 Houston, Texas 77002

Stephen W. Bergstrom(9)................       2,236,330              1.5

John U. Clarke(10).....................          15,864                *

Kenneth E. Randolph(11)................       1,211,316                *

Dan W. Ryser(12).......................          25,625                *

Stephen J. Brandon.....................              --               --

Stanley I. Rubenfeld...................              --               --

Paul Nicholas Woollacott...............              --               --

Jeffrey M. Lipton(13)..................           9,683                *

Jack S. Mustoe.........................           2,100                *

A. Terence Poole.......................           5,621                *

Darald W. Callahan.....................              --               --

Peter J. Robertson.....................              --               --

Patricia A. Woertz.....................              --               --

Daniel L. Dienstbier...................          11,256                *

J. Otis Winters(14)....................          15,839                *

Executive Officers and Directors of the
 Company as a Group
 (17
 persons)(8)(9)(10)(11)(12)(13)(14)....      12,666,913              8.2

--------
  * Less than 1%.
 (1) Unless otherwise noted, each of the persons has sole voting and investment power with respect to the shares reported.
 (2) Based upon 152,604,464 shares of Common Stock outstanding at March 25,
     1999.
 (3) BG Holdings, Inc. ("BG Holding"), NOVA Gas Services (U.S.) Inc. ("NOVA Gas"), and Chevron U.S.A. Inc. ("Chevron") are parties to the Stockholders Agreement (defined herein), which provides that, among other things, the parties thereto will vote their Common Stock, subject to certain conditions, to elect as the thirteen directors of Dynegy, three designees of BG Holding, three designees of NOVA Gas, three designees of Chevron, two officers of Dynegy nominated by the Board and two independent directors nominated by the Board. Approximately 76.3% or 116,369,628 shares of Common Stock are subject to the Dynegy Stockholders Agreement. See "--Proposal 1--Election of Directors--Stockholders Agreement."
 (4) BG plc, through subsidiaries, indirectly owns 100% of the capital stock of BG Holding. Consequently, BG plc may be deemed to beneficially own all of the shares of Common Stock owned of record by BG Holding.
 (5) NOVA Chemicals Corporation ("NOVA"), through subsidiaries, indirectly owns 100% of the capital stock of NOVA Gas. Consequently, NOVA may be deemed to beneficially own all of the shares of Common Stock owned of record by NOVA Gas.
 (6) Excludes 7,815,363 shares of Dynegy Series A Participating Preferred Stock ("Preferred Stock") held of record by Chevron. Each share of Preferred Stock may be converted into one share of Common Stock at the option of Chevron upon the occurrence of certain events or automatically upon the sale by Chevron to a non-affiliate.
 (7) Chevron Corporation beneficially owns 100% of the capital stock of Chevron. Consequently, Chevron Corporation may be deemed to beneficially own all of the shares of Common Stock and Preferred Stock owned of record by Chevron.
 (8) Includes 7,163,531 shares held of record by Wincrest Ventures L.P., a limited partnership, of which Mr. Watson and his wife are the sole shareholders of the corporate general partner and of which his wife and certain trusts (the "Trusts") established by Mr. Watson for the benefit of his three children, of which Mr. Watson or his wife are the sole trustees, and a corporation, of which Mr. Watson and the Trusts are the sole shareholders, are the sole limited partners (the "Family Limited Partnership"). Mr. Watson may be deemed to beneficially own all of the shares of Common Stock held by the Family Limited Partnership. The number of shares also includes 85,326 shares of Common Stock that are owned by certain trusts established by Mr. Watson for the benefit of his wife, his three children and himself. Mr. Watson is the sole trustee of these trusts. Mr. Watson may be deemed to beneficially own all of the shares of Common Stock held by such trusts. Also includes 1,850,843 shares of Common Stock issuable upon the exercise of employee stock options held by Mr. Watson that are exercisable within 60 days of March 25, 1999. The number of shares does not include approximately 2,646 shares of Common Stock held by the Trustee of the Dynegy Inc. Profit Sharing/401(k) Savings Plan (the "401(k) Plan") as of December 31, 1998, for the account of Mr. Watson. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, participants may elect to take cash in lieu of shares of Common Stock upon termination of their employment.
 (9) Includes 580,563 shares of Common Stock that is owned by trusts established by Mr. Bergstrom for the benefit of his two minor children. Mr. Bergstrom's father is the sole trustee of such trusts. Mr. Bergstrom disclaims beneficial ownership of all of the shares of Common Stock held by such trusts. Also includes 56,099 shares of Common Stock issuable upon the exercise of employee stock options held by Mr. Bergstrom that are exercisable within 60 days of March 25, 1999. The number of shares does not include approximately 2,891 shares of Common Stock held by the Trustee of the Company's 401(k) Plan as of December 31, 1998 for the account of Mr. Bergstrom. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, participants may elect to take cash in lieu of shares of Common Stock upon their termination of employment.
(10) Includes 12,864 shares of Common Stock issuable upon the exercise of employee stock options that are exercisable within 60 days of March 25, 1999. The number of shares does not include approximately 993 shares of Common Stock held by the Trustee of the 401(k) Plan as of December 31, 1998, for the account of Mr. Clarke. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, participants may elect to take cash in lieu of shares of Common Stock upon termination of their employment.
(11) Includes 54,089 shares of Common Stock issuable upon the exercise of employee stock options held by Mr. Randolph that are exercisable within 60 days of March 25, 1999. The number of shares does not include approximately 2,771 shares of Common Stock held by the Trustee of the Company's 401(k) Plan as of December 31, 1998 for the account of Mr. Randolph. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, participants may elect to take cash in lieu of shares of Common Stock upon termination of their employment.
(12) Includes 15,625 shares of Common Stock issuable upon the exercise of employee stock options held by Mr. Ryser that are exercisable within 60 days of March 25, 1999. The number of shares does not include approximately 2,407 shares of Common Stock held by the Trustee of the Company's 401(k) Plan as of December 31, 1998 for the account of Mr. Ryser. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, participants may elect to take cash in lieu of shares of Common Stock upon termination of their employment.
(13) Includes 800 shares of Common Stock owned by Mr. Lipton's wife.
(14) Includes 9,611 shares of Common Stock held by Mr. Winters and 6,228 shares issuable to Mr. Winters upon the exercise of an immediately exercisable warrant.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Thirteen directors are to be elected at the Annual Meeting. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes would have no effect on the election of directors. Stockholders may not cumulate their votes in the election of directors.

  Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

  Certain stockholders of the Company are parties to a Stockholders Agreement entered into in connection with the Chevron Combination (defined herein) that contains certain provisions with respect to the designation and election of directors. See "--Stockholders Agreement."

  All of the thirteen nominees for director are currently directors of the Company. The following table sets forth information regarding the names, ages and principal occupations of the current directors and/or nominees, other directorships held by them in certain companies and, if applicable, the length of their continuous service as a director of the Company.

                                                                     Age as
    Directors and/or                                                   of   Director
        Nominees           Principal Occupation and Directorships    4/1/99  Since
    ----------------     ------------------------------------------- ------ --------
C.L. Watson............. Chairman of the Board and Chief Executive     49     1995
                         Officer of Dynegy; Director of Baker Hughes
                         Incorporated
Stephen W. Bergstrom.... Senior Vice President of Dynegy; President    41     1995
                         and Chief Operating Officer of Dynegy
                         Marketing and Trade
John U. Clarke(1)....... Senior Vice President and Chief Financial     46     1998
                         Officer of Dynegy
Stephen J. Brandon...... Executive Director of BG plc                  51     1996
Paul Nicholas            Managing Director, Europe and North           51     1996
 Woollacott............. America, of BG plc
Stanley I. Rubenfeld.... Of Counsel, Shearman & Sterling               68     1999
Jeffrey M. Lipton....... President and Chief Executive Officer of      56     1995
                         NOVA Chemicals Corporation; Director of
                         Methanex Corporation and Trimeris, Inc.
Jack S. Mustoe.......... Senior Vice President, Legal and General      51     1998
                         Counsel of NOVA Chemicals Corporation
A. Terence Poole........ Executive Vice President, Finance and         56     1996
                         Strategy, of NOVA Chemicals Corporation;
                         Director of Methanex Corporation
Darald W. Callahan...... President of Chevron Chemical Co. LLC         56     1996
Peter J. Robertson...... Vice President of Chevron Corporation and     52     1996
                         President of Chevron U.S.A. Production
                         Company
Patricia A. Woertz...... Vice President of Chevron Corporation and     46     1998
                         President of Chevron Products
Daniel L. Dienstbier.... Private Investments                           58     1995
J. Otis Winters......... Chairman, The PWS Group, Inc. (consulting     66     1993
                         firm); Director of AMX Corporation,
                         Chancellor Media Corporation, Omni America,
                         Inc. and Walden Residential Properties,
                         Inc.

--------
(1) Mr. Clarke is an Advisory Director. The Company's Bylaws provide for an Advisory Director who is entitled to attend all meetings of the Board but may not vote on any matters before the Board.

  In addition to the principal occupations and directorships of the directors described above, the named nominees were engaged or are engaged (as applicable) in the past five years in the principal occupations set forth below. The term "Company" hereinafter refers to Dynegy Inc. and its subsidiaries, collectively, unless the context otherwise requires.

  C.L. Watson serves as Chairman of the Board, Chief Executive Officer and a Director of Dynegy. He also served as President of the Company from March 1995 to December 1996. Mr. Watson served as Chairman and as a member of the Natural Gas Clearinghouse ("Clearinghouse") Management Committee from May 1989 through March 1995, and as Chief Executive Officer and President of Clearinghouse from September 1985 through March 1995. Mr. Watson also serves as a member of the Board of Directors of Baker Hughes Incorporated.

  Stephen W. Bergstrom serves as Senior Vice President and a Director of Dynegy, and as President and Chief Operating Officer of Dynegy Marketing and Trade (f/k/a Natural Gas Clearinghouse). He served as Executive Vice President of Clearinghouse and a member of the Clearinghouse Management Committee from May 1989 through March 1995. In addition, Mr. Bergstrom served as Senior Vice President, Gas Marketing and Supply, of Clearinghouse from May 1987 through May 1990, and as Vice President, Gas Supply, of Clearinghouse from July 1986 through May 1987. Prior to his employment with Clearinghouse, Mr. Bergstrom served as Vice President, Gas Supply, of Enron Gas Marketing, a subsidiary of Enron Corp.

  John U. Clarke joined Dynegy in April 1997 as Senior Vice President and Chief Financial Officer and serves as the Company's principal financial officer. Mr. Clarke is also an Advisory Director of the Company. Prior to joining Dynegy, Mr. Clarke was a managing director and co-head of a specialty energy practice group with Simmons & Company International, an investment-banking firm, for approximately one year. He previously had served as President of Concept Capital Group, Inc., a financial advisory firm formed by Mr. Clarke in May 1995. Mr. Clarke was Executive Vice President and Chief Financial and Administrative Officer with Cabot Oil & Gas Corporation from August 1993 to February 1995, and worked for Transco Energy Company from April 1981 to May 1993, last serving as Senior Vice President and Chief Financial Officer. Mr. Clarke began his career with Tenneco Inc. in January 1978.

  Stephen J. Brandon has served as Executive Director of BG plc since February 1997. He also held the same position at British Gas plc (a predecessor of BG plc) from August 1995 through February 1997. From 1987 through July 1995, Mr. Brandon was employed by General Electric Company where he served as Vice President responsible for Southeast Asian operations from 1993 through July 1995.

  Paul Nicholas Woollacott has served as Managing Director, Europe and North America, of BG plc since July 1997. He served as Managing Director, Power Generation and Investment, of BG plc from February 1997 through June 1997. Mr. Woollacott also held the same position at British Gas plc (a predecessor of BG plc) from October 1994 to February 1997. From January 1992 through September 1994, Mr. Woollacott was employed by Southern Electric plc where he served as Chief Executive Officer of Southern Electric Power Generation.

  Stanley I. Rubenfeld is currently serving as Of Counsel to Shearman & Sterling, a New York-based law firm. Mr. Rubenfeld spent his entire legal career at Shearman & Sterling and retired as a partner in 1998. During his 43-year career with Shearman & Sterling, Mr. Rubenfeld was primarily engaged in tax practice with an emphasis on international tax projects, mergers and acquisitions and new product development (domestic and international) for investment banks and multinational corporations.

  Jeffrey M. Lipton has served as President and Chief Executive Officer of NOVA Chemicals Corporation ("NOVA") since July 1998. He served as President of NOVA Corporation from September 1994 to July 1998, as Senior Vice President and Chief Financial Officer of NOVA Corporation from February 1994 to September 1994 and as Senior Vice President of Novacor Chemicals Inc., an indirect subsidiary of NOVA Corporation, from December 1993 to February 1994. Prior to joining NOVA Corporation in December 1993, Mr. Lipton served as Vice President, Corporate Plans, of E.I. du Pont de Nemours & Co. ("du Pont") from January 1993 to December 1993, and Vice President, Corporate Marketing and Continuous Improvement, of du Pont from October 1990 to January 1993. He also served as a member of the Clearinghouse Management Committee from January 1994 through March 1995.

  Jack S. Mustoe has served as Senior Vice President, Legal and General Counsel of NOVA since July 1998. He served as Senior Vice President, General Counsel and Corporate Environmental Officer of NOVA Corporation from October 1994 to July 1998. Mr. Mustoe served as Senior Vice President, General Counsel and Corporate Secretary of NOVA Corporation from September 1993 to October 1994 and as Vice President, General Counsel and Corporate Secretary of NOVA Corporation from 1988 to September 1993.

  A. Terence Poole has served as Executive Vice President, Finance and Strategy, of NOVA since July 1998. He served as Senior Vice President and Chief Financial Officer of NOVA Corporation from September 1994 to July 1998. Mr. Poole served as Senior Vice President, Corporate Development and Controller, of NOVA Corporation from March 1994 through August 1994, and from September 1993 to March 1994, Mr. Poole held the same position at NOVA Alberta. From 1988 to August 1993, Mr. Poole served as Vice President and Controller of NOVA Alberta.

  Darald W. Callahan was named President of Chevron Chemical Co. LLC, a subsidiary of Chevron ("Chevron Chemical"), in February 1999. He served as Senior Vice President of Chevron Chemical from October 1991 through January 1999, and served as President of Warren Petroleum Company, an unincorporated division of Chevron ("Warren"), from December 1987 through September 1991. Mr. Callahan has been employed by Chevron Corporation and its affiliates since 1964.

  Peter J. Robertson has served as a Vice President of Chevron Corporation since September 1994, and as President of Chevron U.S.A. Production Company since March 1997. He served as Vice President, Strategic Planning and Quality, of Chevron Corporation from October 1994 through September 1996. Mr. Robertson served as President of Warren from October 1991 through September 1994. Prior thereto, he served as Vice President, Finance, of Chevron U.S.A. from October 1989 through September 1991. Mr. Robertson has been employed by Chevron Corporation and its affiliates since 1973.

  Patricia A. Woertz has served as President of Chevron Products Company, a subsidiary of Chevron, and Vice President of Chevron Corporation since November 1998. She served as President of Chevron International Oil Company and Vice President of Logistics and Trading for Chevron Products Company from January 1996 to November 1998. Ms. Woertz served as President of Chevron Canada Limited from October 1993 through December 1995. Prior thereto, she served as Chevron Corporation's Strategic Planning Manager from 1991 through September 1993. Ms. Woertz has been employed by Chevron Corporation and its predecessors and affiliates since 1977. She also serves on the Board of the Western States Petroleum Association and the California Chamber of Commerce.

  Daniel L. Dienstbier has over thirty years of experience in the oil and gas industry. He served as President and Chief Operating Officer of American Oil & Gas Corp. from October 1993 through July 1994, President and Chief Operating Officer of Arkla, Inc. from July 1992 through October 1993, and President of Jule, Inc., a private company involved in energy consulting and joint venture investments in the pipeline, gathering and exploration and production industries, from February 1991 through June 1992. Prior thereto, Mr. Dienstbier served as President and Chief Executive Officer of Dyco Petroleum Corp., and Executive Vice President of Diversified Energy from February 1989 through February 1991. In addition, he served as President of the Gas Pipeline Group of Enron Corp. from July 1984 through July 1988. Presently, Mr. Dienstbier is pursuing private investments. Mr. Dienstbier also serves as a member of the board of directors of Lariat Petroleum Incorporated, a privately-held oil and gas exploration company based in Tulsa, Oklahoma. In the past, Mr. Dienstbier has served as a member on the Board of Directors of several public companies, including American Oil & Gas Corp., Arkla, Inc., Enron Corp., and Midwest Resources.

  J. Otis Winters is a co-founder and Chairman of The PWS Group, Inc. (formerly known as Pate, Winters & Stone, Inc.), a consulting firm, and has served in such position since 1990. Mr. Winters was formerly Executive Vice President and Director of the Williams Companies, and Executive Vice President and Director of the First National Bank of Tulsa. He has also served as a member of the Board of Directors of several public companies, including, during 1997, the Board of Directors of Liberty Bancorp, Inc.

  The Board of Directors recommends that stockholders vote "FOR" the election of the nominees to the Board of Directors.

Stockholders Agreement

  On August 31, 1996, NGC Corporation (n/k/a Dynegy Inc.) and Chevron consummated a strategic combination of the Company with substantially all of Chevron's midstream assets, and entered into certain strategic alliances (the "Chevron Combination"). In connection with the Chevron Combination, BG Holding, NOVA Gas and Chevron entered into a Stockholders Agreement effective August 31, 1996 (the "Stockholders Agreement"). The parties to the Stockholders Agreement have agreed to vote their Common Stock, subject to certain conditions, to cause the Board of Directors to consist of thirteen directors to be nominated as follows: (i) each of the BG Group, NOVA Group and Chevron Group (as such terms are defined in the Stockholders Agreement) may nominate: (A) three directors as long as it remains a Class A Group (as defined below); (B) two directors as long as it remains a Class B Group (as defined below); and (C) one director as long as it remains a Class C Group (as defined below); (ii) two members shall be officers of the Company nominated by the Board of Directors; (iii) two members shall be independent directors nominated by the Board of Directors; and (iv) all other members, if any, shall be nominated and elected in accordance with applicable law.

  Pursuant to the Stockholders Agreement: (i) a "Class A Group" is defined as a Group (as defined in the Stockholders Agreement), that owns collectively at least 34,760,890 shares of Common Stock; (ii) a "Class B Group" is defined as a Group that owns collectively at least 23,173,926 shares of Common Stock but less than 34,760,890 shares of Common Stock; and (iii) a "Class C Group" is defined as a Group that owns collectively at least 11,586,963 shares of Common Stock but less than 23,173,926 shares of Common Stock. Currently, each of the BG Group, NOVA Group and Chevron Group is a Class A Group under the Stockholders Agreement, and, therefore, entitled to designate three directors to serve on the Board of Directors based on its ownership of Common Stock. The BG Group has designated Messrs. Stephen J. Brandon, Paul Nicholas Woollacott and Stanley I. Rubenfeld as directors of the Company. The NOVA Group has designated Messrs. Jeffrey M. Lipton, Jack S. Mustoe and A. Terence Poole as directors of the Company. The Chevron Group has designated Messrs. Darald W. Callahan and Peter J. Robertson and Ms. Patricia A. Woertz as directors of the Company. The Board of Directors has designated Company officers Messrs. C.L. Watson and Stephen W. Bergstrom as directors and Messrs. Daniel L. Dienstbier and J. Otis Winters as independent directors.

Directors' Meetings and Committees of the Board of Directors

  During 1998, the Company's Board of Directors held four meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he/she has been a director) and the total number of meetings held by all committees of the Board on which he/she served (during the periods that he/she served). The Company's Board of Directors currently has the following committees:

  Executive Committee. The Executive Committee, which is currently comprised of Messrs. Watson, Brandon, Lipton and Robertson, met four times during 1998. The Executive Committee has been delegated the authority to approve any actions that the Board of Directors could approve, except to the extent restricted by law, the Dynegy Bylaws or the Dynegy Restated Certificate of Incorporation, as amended. Subject to the rights of the parties to the Stockholders Agreement, the Executive Committee is responsible for recommending to the Board of Directors nominees for election or appointment to the Board of Directors of the Company. This committee is also responsible for maintaining an effective working relationship between the Board of Directors and management of the Company.

  Audit Committee. The Audit Committee, which is currently comprised of Messrs. Dienstbier and Winters, met five times during 1998. The Audit Committee is responsible for meeting with the auditors, internal auditors and senior executives of the Company to review and inquire into matters affecting the financial reporting of the Company and recommending to the Board of Directors the auditors to be recommended for appointment at the annual stockholders meeting.

  Finance Committee. The Finance Committee, which is currently comprised of Messrs. Bergstrom, Clarke, Poole, Winters and Woollacott and Ms. Woertz, met four times during 1998. The Finance Committee is responsible for meeting with management of the Company to review the financing plans and objectives of the Company, the Company's annual Securities and Exchange Act filings and all prospectuses and other offering memoranda of the Company.

  Compensation and Human Resources Committee. The Compensation and Human Resources Committee (the "Compensation Committee"), which is currently comprised of Messrs. Dienstbier, Callahan, Mustoe, Rubenfeld and Bergstrom, met five times during 1998. The Compensation Committee reviews recommendations for the appointment of persons to senior executive positions; reviews and approves corporation compensation and benefits strategy; determines terms of employment and compensation for senior management; and is responsible for the proper and orderly administration of the Company's retirement and savings plan (other than matters relating to the funding and investment of the plan's trust funds). This committee is also responsible for setting the compensation of the Board of Directors.

  Options Committee. The Options Committee, which is currently comprised of Messrs. Dienstbier and Winters, met three times during 1998. The Options Committee is responsible for recommending awards under the Dynegy Inc. Employee Equity Option Plan (the "EEP"), the Dynegy Inc. Amended and Restated 1991 Stock Option Plan (the "Stock Option Plan") and the Dynegy Inc. 1998 U.K. Stock Option Plan (the "U.K. Stock Option Plan"). If the Dynegy Inc. 1999 Long Term Incentive Plan is approved at the Annual Meeting, the Options Committee will also be responsible for recommending awards under such plan.

  Risk and Environment Committee. The Risk and Environment Committee, which is currently comprised of Messrs. Dienstbier, Callahan, Rubenfeld and Mustoe, met two times during 1998. The Risk and Environment Committee is responsible for overseeing the Company's environmental and occupational health and safety practices. Stephen A. Furbacher, Senior Vice President of the Company and President of Dynegy Midstream Services, Limited Partnership, is an ex-officio member of the Risk and Environment Committee.

Compensation of Directors

  Each non-employee director of Dynegy is paid an annual retainer of $22,000 plus $1,250 per board or committee meeting attended. In addition, each such director is entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Dynegy Board of Directors or committees thereof. Each non-employee director also has the option to receive shares of Common Stock, in lieu of cash, in payment of their annual retainer and meeting fees pursuant to the terms of the Dynegy Inc. Non-Employee Director Compensation Plan. Each director of Dynegy, other than Messrs. Watson, Bergstrom and Clarke, is a non-employee director for purposes of such plan. The annual retainer and meeting fees payable to the BG Holding and Chevron employee representatives on the Dynegy Board of Directors are currently paid directly to BG Holding and Chevron, respectively.

  In addition to the annual retainer and board or committee fees described above, the Chairman of the Audit Committee and the Chairman of the Compensation Committee are each paid an annual retainer of $16,000, as well as a committee meeting fee of $3,000 for each meeting of the Audit Committee and Compensation Committee that they chair. Messrs. Winters and Dienstbier are currently the respective chairmen of the Audit Committee and Compensation Committee.

Certain Transactions and Other Matters

  For a description of certain transactions with management and others, certain business relationships, indebtedness of management and compliance with
Section 16(a) of the Securities Exchange Act of 1934. See "Executive Compensation--Employment Agreements," "Certain Relationships and Related Transactions," "Indebtedness of Management" and "Section 16(a) Beneficial Ownership Reporting Compliance."

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the compensation earned by Dynegy's Chief Executive Officer and the other four most highly compensated executive officers of Dynegy during 1998 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                        Long Term
                                                                       Compensation
                                    Annual Compensation                   Awards
                         --------------------------------------------- ------------
                                                                          Shares
                                                                        Underlying
                         Fiscal                         Other Annual      Stock         All Other
   Name and Position      Year   Salary  Cash Bonus    Compensation(1)   Options     Compensation(2)
   -----------------     ------ -------- ----------    --------------- ------------  ---------------
Charles L. Watson.......  1998  $999,000 $  604,000(3)    $173,952       147,030        $ 20,000
 Chairman of the Board
  and Chief               1997  $856,359 $  500,000(3)          --       112,893        $ 22,463
 Executive Officer of     1996  $609,612 $2,518,018(4)          --       456,748(4)     $ 68,461
 Dynegy Inc.

Stephen W. Bergstrom....  1998  $600,000 $  600,000(3)          --       204,462        $ 20,000
 Senior Vice President
  of Dynegy               1997  $490,992 $  350,000(3)          --        67,737        $160,000
 Inc. and President of    1996  $304,812 $  509,009(4)          --       185,749(4)     $ 37,981
 Dynegy Marketing and
 Trade

John U. Clarke..........  1998  $300,000 $  255,000(3)          --       166,231        $ 25,000
 Senior Vice President
  and                     1997  $183,178 $  100,000(3)          --        55,152        $264,834
 Chief Financial Officer  1996        --         --             --            --              --
 of Dynegy Inc.

Kenneth E. Randolph.....  1998  $263,758 $  175,000(3)          --        73,824        $ 25,000
 Senior Vice President,   1997  $250,008 $  135,000(3)          --        28,227        $ 21,000
 General Counsel and      1996  $242,904 $  267,074(5)          --        27,090        $ 31,790
 Secretary of Dynegy
 Inc.

Dan W. Ryser............  1998  $235,505 $  319,000(3)          --        45,870        $ 27,545
 Senior Vice President    1997  $193,955 $   75,000             --        16,557        $ 13,819
 of Dynegy Inc. and       1996  $165,465 $   96,891(5)          --        15,160        $ 19,964
 Executive Vice
 President of Dynegy
 Marketing and Trade

--------

(1) Includes "Perquisites and Other Personal Benefits" if value is greater than the lesser of $50,000 or 10% of reported salary and bonus. No Named Executive Officer other than Mr. Watson received perquisites that exceeded the threshold amount. Amounts shown for Mr. Watson in 1998 include reimbursements of financial planning costs of $58,000 for 1996 (which was paid in 1998) and $58,000 for 1997 (which was paid in 1998). Other annual compensation for 1998 includes a reimbursement of $7,000 for financial planning fees in 1998. Mr. Watson's Employment Agreement, which was signed in May 1997, provides that the Company will reimburse Mr. Watson for financial planning and income tax preparation fees not to exceed $100,000 per year. Other Annual Compensation also includes miscellaneous cash payments for certain cash perquisite allowances.
(2) During 1998, 1997 and 1996, respectively, Messrs. Watson, Bergstrom, Clarke, Randolph and Ryser received Company contributions to their respective savings plan accounts of $20,000, $20,000, $20,000, $20,000 and $20,000, respectively; $16,000, $16,000, $14,834, $16,000 and $13,819,
    respectively; and $22,500, $22,500, $-0-, $22,500 and $19,964,
    respectively. During 1996, Messrs. Watson, Bergstrom and Randolph, received excess savings plan payments of $45,961, $15,481 and $9,290, respectively. No excess savings plan payments were received in 1998 or 1997. In 1998, life insurance premiums of $5,000, $5,000 and $7,545 were paid on behalf of Messrs. Clarke, Randolph and Ryser, respectively. In 1997, life insurance premiums of $6,463 and $5,000 were paid on behalf of Messrs. Watson and Randolph, respectively. Amount shown for Mr. Clarke in 1997 includes a $250,000 sign-on bonus.
(3) Each of the Named Executive Officers is party to an employment agreement with the Company. Bonus awards for 1998 and 1997, which were paid in 1999 and 1998, respectively, were determined under the terms of the Company's Incentive Compensation Plan, subject to the minimum guaranteed bonus provisions of such employment agreements. See "--Employment Agreements." The bonus shown for 1997 for Mr. Randolph also includes a bonus amount of $35,000 that related to bonuses that were approved by the Board of Directors in 1996 to be paid in 1997 to certain employees who were involved with the Chevron Combination, provided that such employees were employed by the Company on July 1, 1997.
(4) Messrs. Watson and Bergstrom's respective employment agreements that expired in May 1997 (the "Old Employment Agreements") entitled them to certain guaranteed bonus amounts under the Company's Above Base Incentive Compensation Plan (the "ABIC Plan") based on the operating profits of the Company. Messrs. Watson and Bergstrom's bonus awards for 1996, as determined under the Old Employment Agreements and the ABIC Plan, which also expired in May 1997, were $6,927,000 and $1,716,750, respectively. Of such bonus amounts, Mr. Watson elected to receive $2,500,000 in cash and $4,427,000 in the form of 220,008 stock options with an exercise price of $2.028 per share. Mr. Bergstrom elected to receive $500,000 in cash and $1,216,750 in the form of 60,469 stock options with an exercise price of $2.028 per share. The number of stock options awarded to Messrs. Watson and Bergstrom in lieu of a portion of their December 1996 bonus awards was determined based on a fair market value of $22.15, which was equal to the average closing price of the Company's Common Stock for the month of December 1996. Bonus amounts for 1996 also include a mid-year bonus equal to 3% of the Named Executive Officer's base salary at July 1, 1996, which was also paid to all employees of Dynegy. Messrs. Watson and Bergstrom's July 1996 bonus amounts were $18,018 and $9,009, respectively.
(5) Bonus awards in 1996 were based on the provisions of the ABIC Plan, and also include a mid-year bonus equal to 3% of the Named Executive Officer's base salary at July 1, 1996, which was also paid to all employees of the Company. Messrs. Randolph's and Ryser's July 1996 bonus amounts were $7,074 and $4,891, respectively. In addition, Mr. Randolph's bonus for 1996 includes a bonus amount of $35,000 that was paid in 1996 in connection with the Chevron Combination, as described in footnote 3 above.

Stock Option Grants

  The following table sets forth certain information with respect to stock option grants made to the Named Executive Officers during 1998 under the EEP, the Stock Option Plan and the U.K. Stock Option Plan. No stock appreciation rights were granted during 1998.

                                                                            Potential Realizable Value at
                                                                             Assumed Annual Rate of Stock
                                                                            Price Appreciation for Option
                                         Individual Grants                             Term(2)
                         -------------------------------------------------- ------------------------------
                         Number of   % Total
                         Securities Granted to           Market
                         Underlying Employees  Exercise Price on
                          Options   in Fiscal   Price     Date   Expiration
          Name            Granted    1998(1)   $/Share  of Grant    Date       0%        5%        10%
          ----           ---------- ---------- -------- -------- ---------- -------- ---------- ----------
Charles L. Watson.......  147,030      3.0%     $13.81   $13.81   11/19/08        -- $2,280,435 $4,834,346


Stephen W. Bergstrom....   72,000      3.0%     $2.028   $13.81   11/19/08  $848,304 $1,965,024 $3,215,664
                          132,462      2.7%     $13.81   $13.81   11/19/08        --

John U. Clarke..........  100,000      4.2%     $5.664   $12.19   08/20/08  $652,350 $1,418,820 $2,594,720
                           66,231      1.3%     $13.81   $13.81   11/19/08        -- $1,027,243 $2,177,676

Kenneth E. Randolph.....   25,200      1.1%     $2.028   $13.81   11/19/08  $296,906 $  687,758 $1,125,482
                           48,624      1.0%     $13.81   $13.81   11/19/08        -- $  754,158 $1,598,757

Dan W. Ryser............   45,870      0.9%     $13.81   $13.81   11/19/08        -- $  711,444 $1,508,206

--------
(1) Each of the Named Executive Officers is entitled to receive certain annual market value stock option grants during the term of their respective employment agreements. See "--Employment Agreements."
(2) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore not intended to forecast possible future appreciation, if any, of the price of Common Stock.

Option Exercises and Year-End Value Table

  The following table sets forth for the Named Executive Officers, information regarding options held by them at December 31, 1998.

                                                  Number of Shares
                                               Underlying Unexercised     Value of Unexercised
                           Shares              Stock Options or Equity     In-the-Money Stock
                          Acquired               Options at 12/31/98     Options at 12/31/98(1)
                         on Exercise  Value   ------------------------- -------------------------
          Name           of Options  Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Charles L. Watson.......      --        --     1,850,843     604,546    $15,491,114  $3,496,192
Stephen W. Bergstrom....      --        --        56,099     401,849    $       -0-  $2,219,950
John U. Clarke..........      --        --        12,864     208,519    $       -0-  $1,209,044
Kenneth E. Randolph.....      --        --        54,089     101,672    $    41,594  $  364,192
Dan W. Ryser............      --        --        15,625     278,257    $       -0-  $1,251,207

--------
(1) Value based on the closing price of $10.9375 on the New York Stock Exchange--Composite Tape for Dynegy Common Stock on December 31, 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon review of the copies of such forms furnished to the Company, or upon written representations that no Form 5s were required, the Company believes that all persons subject to these reporting requirements filed the required reports on a timely basis, except that Mr. Ryser's August 1998 Form 4 filing, which reported shares of Common Stock acquired by Mr. Ryser and held by his IRA, was filed in December 1998. Such filing was not made on a timely basis.

Indebtedness of Management

  No director, executive officer, nominee for election as a director or 5% stockholder was indebted to Dynegy for an amount exceeding $60,000 during 1998.

Employment Agreements

  C.L. Watson Employment Agreement. The Company entered into a five-year employment agreement with C.L. Watson effective as of May 15, 1997, pursuant to which the Company agreed to employ Mr. Watson as Chairman and Chief Executive Officer of the Company. Mr. Watson's employment agreement entitles him to receive a base salary of $999,000, subject to increase as determined by the Board of Directors. Mr. Watson's current base salary is $999,000. Mr. Watson's employment agreement also entitles him to be a participant in the Dynegy Inc. Incentive Compensation Plan (the "Incentive Compensation Plan"), the Dynegy Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"), the EEP and the Stock Option Plan. Mr. Watson is also entitled to participate in all benefit programs for senior management employees as the Board determines, which include, but are not limited to, all split dollar agreements (the "Insurance Trust Agreements") between the Company and the Watson 1996 Family Trust, the Company's Charitable Donation Plan and the Company's Alternative Benefits for Senior Executives Plan. Under the terms of his employment agreement, Mr. Watson is entitled to receive a guaranteed Incentive Compensation Plan bonus of at least $500,000 per year during the five-year term. As a participant in the Incentive Compensation Plan, he also has the annual opportunity to earn up to 200% of his base salary (inclusive of Mr. Watson's minimum guaranteed bonus of $500,000), dependent upon certain corporate financial and individual performance objectives. At his election, Mr. Watson may also direct that all or part of his incentive compensation be allocated by the Company to, or expended directly for, charitable contributions of his selection and/or payments of insurance premiums pursuant to the Insurance Trust Agreements. Mr. Watson may also elect, to the extent any incentive compensation in excess of the minimum guaranteed amount of $500,000 is payable under the Incentive Compensation Plan in any year, to receive stock options of equal value in lieu of a cash payment. "Equal value" for such purpose, is determined by an independent consultant selected by the Board of Directors. Mr. Watson's employment agreement also provides that each year during the term of his agreement, he is to receive market value stock option grants under the Stock Option Plan with a projected present value of $1,500,000 (assuming a 15% annual growth rate in the price of Dynegy's Common Stock discounted at 6.5%). Mr. Watson received options to purchase 147,030 shares of Common Stock with an exercise price of $13.81 per share on November 19, 1998. See "--Stock Option Grants." If Mr. Watson completes the term of his employment agreement or if Mr. Watson does not complete the term due to a "constructive termination" (as defined in his employment agreement), he will be fully vested with regard to all stock options previously granted to him (irrespective of the date of grant of such stock options and irrespective of the vesting schedule otherwise applicable to such stock options). Mr. Watson's employment agreement also provides that in the event of his separation from employment for any reason, that he will be fully vested with regard to all stock options previously granted to him in lieu of incentive compensation payable in cash, to which he was otherwise entitled under the Incentive Compensation Plan. If Mr. Watson's employment is terminated following "constructive termination" (as defined in his employment agreement) or for any other reason other than his voluntary resignation, death, disability, or discharge for cause, prior to May 14, 2002, he is entitled to receive 2.99 times the average of his annual base salary and Incentive Compensation Plan bonus over the three calendar years preceding the calendar year in which he is terminated. On May 15, 2000, Mr. Watson may elect to serve only as Chairman of the Company, in which event his duties will be correspondingly adjusted as mutually agreed by him and the Board of Directors. Should he elect to serve only as Chairman, he will be entitled to receive his then current base salary and only the $500,000 minimum guaranteed bonus amount under the Incentive Compensation Plan, except as otherwise determined by the Board. The employment agreement contains non-compete provisions in the event of Mr. Watson's termination of employment.

  Stephen W. Bergstrom Employment Agreement. The Company entered into a three-year employment agreement with Stephen W. Bergstrom effective as of May 15, 1997, pursuant to which the Company agreed to employ Mr. Bergstrom as Senior Vice President of the Company and President and Chief Operating Officer of Dynegy Marketing & Trade (f/k/a Clearinghouse). Mr. Bergstrom's employment agreement entitles him to receive a base salary of $600,000, subject to increase as determined by the Board of Directors. Mr. Bergstrom's current base salary is $636,000. Mr. Bergstrom's employment agreement also entitles him to be a participant in the Incentive Compensation Plan, the Deferred Compensation Plan, the EEP and the Stock Option Plan. Mr. Bergstrom is also entitled to participate in all benefit programs for senior management employees as the Board determines, which include, but are not limited to, all split dollar agreements between the Company and Mr. Bergstrom (or any irrevocable trust created by Mr. Bergstrom), the Company's Charitable Donation Plan and the Company's Alternative Benefits for Senior Executives Plan. Under the terms of his employment agreement, Mr. Bergstrom is entitled to receive a guaranteed Incentive Compensation Plan bonus of at least $350,000 per year during the three-year term. As a participant in the Incentive Compensation Plan, he also has the annual opportunity to earn up to 200% of his base salary (inclusive of Mr. Bergstrom's minimum guaranteed bonus of $350,000), dependent upon certain corporate financial and individual performance objectives. Mr. Bergstrom may also elect to receive, in lieu of his minimum guaranteed bonus amount, stock options of equal value in lieu of a cash payment. "Equal value" for such purpose, is determined by an independent consultant selected by the Board of Directors. Mr. Bergstrom's employment agreement also provides that each year during the term of his agreement, he is to receive market value stock option grants under the Stock Option Plan with a projected present value of $900,000 (assuming a 15% annual growth rate in the price of Dynegy's Common Stock discounted at 6.5%). Mr. Bergstrom received options to purchase 72,000 shares of Common Stock with an exercise price of $2.028 per share and options to purchase 132,462 shares of Common Stock with an exercise price of $13.81 per share on November 19, 1998. See "--Stock Option Grants." If Mr. Bergstrom completes the term of his employment agreement or if Mr. Bergstrom does not complete the term due to a "constructive termination" (as defined in his employment agreement), he will be fully vested with regard to all stock options previously granted to him (irrespective of the date of grant of such stock options and irrespective of the vesting schedule otherwise applicable to such stock options). Mr. Bergstrom's employment agreement also provides that in the event of his separation from employment for any reason, that he will be fully vested with regard to all stock options previously granted to him in lieu of incentive compensation payable in cash, to which he was otherwise entitled under the Incentive Compensation Plan. If Mr. Bergstrom's employment is terminated following "constructive termination" (as defined in his employment agreement) or for any other reason other than his voluntary resignation, death, disability, or discharge for cause, prior to May 14, 2000, he is entitled to receive 2.99 times the average of his annual base salary and Incentive Compensation Plan bonus over the three calendar years preceding the calendar year in which he is terminated. The employment agreement contains non-compete provisions in the event of Mr. Bergstrom's termination of employment.

  John U. Clarke Employment Agreement. The Company entered into a five-year employment agreement with John U. Clarke effective April 22, 1997, as amended December 11, 1998, pursuant to which the Company agreed to employ Mr. Clarke as Senior Vice President and Chief Financial Officer. Mr. Clarke's employment agreement entitles him to receive a base salary of $250,000, subject to increase as determined by the Board of Directors. Mr. Clarke's current base salary is $318,000. Mr. Clarke is also entitled to receive a guaranteed bonus of $100,000 per annum during the term of his employment agreement. As a participant in the Incentive Compensation Plan, Mr. Clarke also has the annual opportunity to earn additional bonus amounts dependent upon certain corporate financial and individual performance objectives. In addition, Mr. Clarke is entitled to participate in the Deferred Compensation Plan, Alternative Benefits for Senior Executives Plan, the EEP and the Stock Option Plan. If Mr. Clarke completes the term of his employment agreement or if he is terminated due to "constructive termination" (as defined in his employment agreement) or for any other reason other than his voluntary resignation, death, disability, or discharge for cause prior to April 22, 2002, he is entitled to receive a cash payment within thirty days of either such event of $5,000,000 less any compensation received prior to termination and less the value of any already exercised or vested options exercisable. In addition, any employee stock options granted to him during the term of his employment agreement shall become vested as of the date of such termination, and shall be exercisable for a period of one year thereafter. Mr. Clarke's employment agreement also provided for a cash sign-on bonus of $250,000 and an initial grant of discounted stock options under the EEP with an immediate in-the-money value of $250,000. Mr. Clarke received options to purchase 16,560 shares of Common Stock with an exercise price of $2.028 per share on April 14, 1997. In addition, Mr. Clarke's employment agreement provides that he is to receive market value stock option grants under the Stock Option Plan during each year of his employment agreement with a projected present value of $250,000 (assuming a 15% annual growth rate in the price of Dynegy's Common Stock discounted at 6.5%). Mr. Clarke received options to purchase 100,000 shares of Common Stock with an exercise price of $5.664 per share on August 20, 1998 and options to purchase 66,231 shares of Common Stock with an exercise price of $13.81 per share on November 19, 1998. See "--Stock Option Grants." The employment agreement contains non-compete provisions in the event of Mr. Clarke's termination of employment.

  Kenneth E. Randolph Employment Agreement. The Company entered into a three-year employment agreement with Kenneth E. Randolph effective January 1, 1997, pursuant to which the Company agreed to employ Mr. Randolph as Senior Vice President and General Counsel. Mr. Randolph's employment agreement entitles him to receive a base salary of $250,000, subject to increase as determined by the Board of Directors. Mr. Randolph's current base salary is $265,000. Mr. Randolph is also entitled to receive a guaranteed bonus of $100,000 per annum during the term of his employment agreement. As a participant in the Incentive Compensation Plan, Mr. Randolph also has the annual opportunity to earn additional bonus amounts dependent upon certain corporate financial and individual performance objectives. In addition, Mr. Randolph is entitled to participate in the Deferred Compensation Plan, the Alternative Benefits for Senior Executives Plan, the EEP and the Stock Option Plan. If Mr. Randolph is terminated due to "constructive termination" (as defined in his employment agreement) or for any other reason other than his voluntary resignation, death, disability, or discharge for cause prior to January 1, 2000, (i) he is entitled to receive his base salary and guaranteed bonus for the remainder of the primary term, or two years from the date of termination, whichever is later, and (ii) any employee stock options granted to him during the term of his employment agreement shall become vested as of the date of such termination, but only up to the percentage that would have been vested as of the end of the term of his agreement. In addition, Mr. Randolph's employment agreement provides that he is to receive market value stock option grants under the Stock Option Plan during each year of his employment agreement with a projected present value of $375,000 (assuming a 15% annual growth rate in the price of Dynegy's Common Stock discounted at 6.5%). Mr. Randolph received options to purchase 25,200 shares of Common Stock with an exercise price of $2.028 per share and options to purchase 48,624 shares of Common Stock with an exercise price of $13.81 per share on November 19, 1998. See "--Stock Option Grants." The employment agreement contains non-compete provisions in the event of Mr. Randolph's termination of employment.

  Dan W. Ryser Employment Agreement. The Company entered into a three-year employment agreement with Dan W. Ryser effective July 1, 1997, pursuant to which the Company agreed to employ Mr. Ryser as President and Chief Operating Officer of Destec Energy, Inc. (n/k/a Dynegy Power Corp.) and as Senior Vice President of the Company. Mr. Ryser's employment agreement entitles him to receive a base salary of $220,000, subject to increase as determined by the Board of Directors. Mr. Ryser's current base salary is $250,000. Mr. Ryser is also entitled to receive a guaranteed bonus of $75,000 per annum during the term of his employment agreement. As a participant in the Incentive Compensation Plan, Mr. Ryser also has the annual opportunity to earn additional bonus amounts dependent upon certain corporate financial and individual performance objectives. In addition, Mr. Ryser is entitled to participate in the Deferred Compensation Plan, the Alternative Benefits for Senior Executives Plan, the EEP and the Stock Option Plan. If Mr. Ryser is terminated due to "constructive termination" (as defined in his employment agreement) or for any other reason other than his voluntary resignation, death, disability or discharge for cause prior to July 1, 2000, (i) he is entitled to receive his base salary and guaranteed bonus for the remainder of the primary term, or two years from the date of termination, whichever is later, and (ii) any employee stock options granted to him during the term of his employment agreement shall become vested as of the date of such termination, but only up to the percentage that would have been vested as of the end of the term of his agreement. In addition, Mr. Ryser's employment agreement provides that he is to receive market value stock option grants under the Stock Option Plan during each year of his employment agreement with a projected present value of $220,000 (assuming a 15% annual growth rate in the price of Dynegy's Common Stock discounted at 6.5%). Mr. Ryser received options to purchase 45,870 shares of Common Stock with an exercise price of $13.81 per share on November 19, 1998. See "--Stock Option Grants." The employment agreement contains non-compete provisions in the event of Mr. Ryser's termination of employment.

Change in Control Severance Plan

  On February 8, 1999, the Compensation Committee of the Board of Directors adopted a plan for the benefit of certain executive officers, including the Named Executive Officers, providing for severance benefits upon a termination of employment in connection with a "change in control" of the Company (the "Change in Control Severance Plan"). The Change in Control Severance Plan generally provides that if, in connection with, in contemplation of, or on the date upon which a change in control occurs or within two years thereafter, a participating executive's employment is terminated under circumstances that would entitle such executive to a cash severance payment under his or her employment agreement, then such executive will receive the following payments and benefits: (i) a lump sum severance payment in an amount equal to that provided in the executive's employment agreement in effect as of the date of his or her termination of employment (or, if no such agreement is then in effect, the amount that would have been paid under the executive's most recent employment agreement had it been in effect on the date of such termination of employment); (ii) a payment in an amount equal to the aggregate annual target opportunity under all applicable cash bonus or incentive compensation plans that could have been earned by the executive for the fiscal year of the Company during which such termination of employment occurs (determined as if all applicable goals and targets had been satisfied in full); (iii) full vesting of outstanding stock options and other equity-based awards and, with respect to stock options that do not constitute incentive stock options, the extension of applicable option exercise periods for three years from the date of such termination (or such longer period as may be provided in the option plan or option agreement); (iv) continued participation in the Company's welfare benefit plans for a period of time equal to that for which the lump sum payment described in clause (i) above is provided and a lump sum payment reflecting the value of continued participation in the Company's Profit Sharing/401(k) Savings Plan for such period; (v) appropriate outplacement services in connection with obtaining new employment up to a maximum cost of $20,000; and (vi) in the case of the Company's Chief Financial Officer and General Counsel, the termination of any agreements imposing post-employment non-competition obligations or restrictions on such executives. The payments described above would either be paid in full or reduced to the extent necessary to eliminate the application of the federal excise tax on "excess parachute payments," whichever approach provides the executive with the greatest after-tax benefit. The Change in Control Severance Plan also provides that the Company will pay legal fees and expenses incurred by an executive to enforce rights or benefits under such plan. The Change in Control Severance Plan is not intended to reduce any severance benefits provided for in an executive's employment agreement. Accordingly, a participating executive will be entitled to receive either the severance benefits specified in his or her employment agreement or in the Change in Control Severance Plan, whichever provides the greater benefit on a provision-by-provision basis.

  Under the Change in Control Severance Plan, a "change in control" of the Company means the occurrence of any of the following events: (i) any person or group becomes the beneficial owner of more than 50% of the Company's voting stock; (ii) the Company is merged or consolidated with another entity and, immediately after such event, (A) less than 50% of the voting power of the voting stock of the surviving or resulting entity is owned by the former stockholders of the Company and (B) any person or group is or has become the beneficial owner of more than 50% of the voting power of the voting stock of the surviving or resulting entity; (iii) the Company sells, transfers, leases, or otherwise disposes of all or substantially all of its assets; or (iv) the Company is liquidated or dissolved. However, a change in control is deemed not to have occurred under the Change in Control Severance Plan if Chevron Corporation and/or its affiliates own more than 50% of the Company's voting stock so long as (1) such interest is reduced to less than 50% either (x) within six months after the date upon which a greater than 50% interest was acquired or (y) within an extended period of up to two years after such date if the extension is approved by a specified number of the members of the Board of Directors and (2) Chevron Corporation does not materially alter the operations or management of the Company during such six-month or extended period.

Certain Relationships and Related Transactions

  Brokerage Commissions. Caldwell Nyberg Interests, Inc. ("CNI") assisted Cushman & Wakefield, Inc. ("Cushman & Wakefield") as a cooperating broker in securing the Company's office headquarters lease in 1996. In 1997, CNI was paid a participating brokerage fee by Cushman & Wakefield in the amount of $354,926. C.L. Watson, Chairman of the Board and Chief Executive Officer of the Company, owns a 50% passive investment interest in CNI. During 1998 the Company acquired additional office space at its office headquarters. In 1998, CNI's successor, Caldwell Watson Real Estate Group ("CWREG"), was paid a commission as a participating broker in the amount of $280,890. In January 1999, CWREG was paid a commission as a participating broker in the amount of $130,912.

  Compensation Committee/Options Committee Interlocks and Insider Participation. The Compensation Committee and the Options Committee of the Dynegy Board of Directors made decisions regarding compensation for executive officers in 1998. The base compensation and certain stock option grants for 1998 for each of Messrs. Watson, Bergstrom, Clarke, Randolph and Ryser were established pursuant to the terms of their respective employment agreements. See "--Employment Agreements."

  At certain times during 1998, the Dynegy Compensation Committee was comprised of five of the following directors: Messrs. Bergstrom, Brandon, Callahan, Chapman, Dienstbier, Lipton, Jespersen, Matthews, Mustoe and Winters. At December 31, 1998, the Compensation Committee consisted of Messrs. Dienstbier, Brandon, Chapman, Lipton and Bergstrom. The Options Committee is comprised of Messrs. Dienstbier and Winters. Messrs. Brandon, Callahan, Dienstbier, Lipton, Jespersen and Winters have never been officers or employees of the Company. Mr. Matthews, who became a member of the Compensation Committee in August 1997, was President of the Company until his resignation effective July 1, 1998. Mr. Brandon serves as Executive Director of BG plc. Mr. Callahan serves as President of Chevron Chemical Co. LLC. During his tenure on the Compensation Committee, Mr. Jespersen served as Senior Vice President of NOVA Corporation and as President of NOVA Gas International Ltd. During his tenure on the Compensation Committee, Mr. Lipton served as President of NOVA Corporation. Affiliates of each of NOVA, BG plc and Chevron are the three largest stockholders of Dynegy. Dynegy has engaged in various transactions with NOVA, BG plc and Chevron, and their respective affiliates, as described below.

  Business Relationships with NOVA. On January 26, 1998, NOVA Corporation and TransCanada Pipeline Limited announced an agreement to merge the companies. The merger was completed in July 1998. Immediately following the merger, NOVA Corporation was spun off as a separate public company. After the effective date of the merger and spin-off, TransCanada conducted the energy businesses previously carried on by TransCanada and NOVA Corporation and NOVA Corporation continued to carry on its commodity chemicals business as a separate public company named NOVA Chemicals Corporation ("NOVA"). The Dynegy Common Stock had been, and following the split continued to be, held by an indirect wholly owned subsidiary of NOVA. NOVA purchases large amounts of petroleum products, natural gas and NGLs as fuel or feedstock for its petrochemical operations.

  In August 1998, the Company announced that NOVA was evaluating opportunities relating to a divestiture of its approximate 25 percent ownership interest in Dynegy. Chevron and BG plc each also currently own an approximate 25 percent of the outstanding common shares of Dynegy and maintain certain preferential rights to purchase the common shares to be divested by NOVA pursuant to the Stockholders Agreement.

  Business Relationships with BG plc and Centrica plc; Other BG plc and Centrica plc Gas Services Businesses. In February 1997, British Gas plc ("British Gas") completed a demerger transaction, which created two separate publicly traded companies: BG plc ("BG plc") and Centrica plc ("Centrica"). BG plc is the parent corporation of BG Holding, which is the record-holder of Dynegy Common Stock. Centrica owns British Gas's former interests in the Accord Energy Limited ("Accord") joint venture with the Company. Various business relationships between BG, Centrica and the Company, together with BG's and Centrica's operations as major natural gas service companies, may present conflicts of interest as BG, Centrica and Dynegy each separately pursues business opportunities.

  Accord Joint Venture. Effective May 2, 1997, Centrica and the Company completed the restructuring of Accord in which certain common stock interests in Accord were converted to participating preferred stock interests. Centrica and the Company currently own 75% and 25%, respectively, of the participating preferred stock of Accord. The participating preferred stock has (a) the right to receive cumulative dividends on a priority to other corporate distributions by Accord, and (b) limited voting rights. In addition, Centrica has the option to purchase the Company's participating preferred stock at any time after July 1, 2000.

  Other BG plc, Centrica plc Businesses. BG plc, through its subsidiaries and affiliates, is a major international gas services company that engages in energy-related activities, including the transmission, gathering, processing, storing and marketing of natural gas and related activities. Centrica markets gas in the United Kingdom. These operations and BG plc's and Centrica's pursuit of additional opportunities overlap with the Company's operations and strategy. There are no contractual limits on BG plc's or Centrica's ability to compete with the Company. Under the terms of the Company's Stockholders Agreement, BG Holding, NOVA Gas and Chevron agreed that each of them may have interests in other business ventures that may be competitive with the activities of Dynegy and that, to the fullest extent permitted by law, nothing in the Company's Stockholders Agreement shall limit the current or future business activities of the parties thereto or their affiliation, whether or not such activities are competitive with those of Dynegy. Accordingly, conflicts of interest may arise between BG plc, Centrica and Dynegy as they each pursue business opportunities. These conflicts may be resolved in favor of BG plc or Centrica.

  Business Relationships with Chevron; Chevron's Other Businesses. Various business relationships between Chevron and Dynegy, together with Chevron's operations as a major vertically integrated energy company, may present conflicts of interest as Chevron and Dynegy each pursue business opportunities.

  Ancillary Agreements and Strategic Alliances Contemplated by the Combination. In connection with the Chevron Combination, the Company and Chevron, or affiliates thereof, entered into certain supply, sales and service agreements pursuant to which, among other things, the Company has (i) the obligation to purchase and the right to market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and natural gas liquids feedstock to Chevron refineries and Chevron Chemical plants in the United States, (ii) the right to participate in existing and future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical, as well as to purchase or market excess electricity generated by such facilities, and (iii) the right to process substantially all of Chevron's processable natural gas in those geographic areas where it is economically feasible for the Company to provide such service. During 1998, the Company purchased approximately $1.6 billion of natural gas, natural gas liquids and crude oil produced or controlled by Chevron, and sold approximately $850 million of natural gas, natural gas liquids and crude oil to Chevron refineries and Chevron Chemical plants in the United States.

  In 1996, the Company and Chevron formed Venice Gas Processing Company, a Texas limited partnership ("Venice"). Venice was formed for the purpose of owning and operating the Venice Complex, located in Plaquemines Parish, Louisiana. In 1997, Venice reorganized as a limited liability company changing its name to Venice Energy Services Company, L.L.C. ("VESCO"). In September 1997, VESCO members agreed to expand ownership in VESCO to include an affiliate of Shell Midstream Enterprises, a subsidiary of Shell Oil Company ("Shell"), effective September 1, 1997, in exchange for Shell's commitment of certain offshore reserves to VESCO. In 1998, ownership in VESCO was again expanded to include Koch Energy Services Company, in exchange for their contribution of the cryogenic processing unit. At December 31, 1998, Dynegy's interest in VESCO approximated 23%. Dynegy operates the facility and has commercial responsibility for product distribution and sales.

  Other Chevron Business. Chevron Corporation, the parent company of Chevron, is a major vertically integrated oil and gas company, and is the sixth largest oil and gas company (by revenues) in the world. Chevron Corporation, through its subsidiaries, affiliates and joint ventures, is involved in exploration and production of oil and gas, gas gathering, gas and NGL transportation and storage, refining and distribution (wholesale and retail).

  Accordingly, Chevron Corporation's present operations and its pursuit of additional gas services opportunities overlap with Dynegy's operations and strategy. There are no contractual limits on Chevron Corporation's ability to compete with Dynegy. Under the terms of the Company's Stockholders Agreement, BG Holding, NOVA Gas and Chevron agreed that each of them may have interests in other business ventures that are or may be competitive with the activities of Dynegy and that, to the fullest extent permitted by law, nothing in the Company's Stockholders Agreement shall limit the current or future business activities of the parties thereto or their affiliates, whether or not such activities are competitive with those of Dynegy. Accordingly, conflicts of interest may arise between Chevron Corporation, and its affiliates, and Dynegy as they each pursue business opportunities. These conflicts may be resolved in favor of Chevron Corporation.

Compensation Committee and Options Committee Report on Executive Compensation

  The Compensation Committee/Options Committee. The Compensation and Human Resources Committee (the "Compensation Committee") of the Board of Directors is responsible for developing Dynegy's executive compensation philosophy. It is the duty of the Compensation Committee to establish the philosophy and its relationship with the compensation paid to the Chief Executive Officer and each of the other senior executive officers. The Options Committee of the Board of Directors is responsible for recommending awards under the EEP, the Stock Option Plan and the U.K. Stock Option Plan. During 1998, the Compensation Committee met five times. The Compensation Committee is chaired by Daniel L. Dienstbier, an independent director, and is currently comprised of five members, including the Chairman. During 1998, the Options Committee met three times. The Options Committee is currently comprised of the Company's two independent directors--Daniel L. Dienstbier, Chairman, and J. Otis Winters.

  The philosophy behind executive compensation at Dynegy is to reward the executive's performance that creates long-term stockholder value. Dynegy's executive compensation program was designed to help Dynegy attract, motivate and retain the executive resources that Dynegy needs in order to maximize its return to stockholders. Dynegy attempts to provide its executives with a total compensation package that--at expected levels of performance--is at the 75th percentile compared with those provided to executives who hold comparable positions or have similar qualifications in other similarly situated organizations. Salary increases, annual incentive awards and long-term incentive grants are reviewed annually to ensure consistency with Dynegy's total compensation philosophy. The Company also seeks to encourage employee participation in stock ownership, thereby aligning employees' interests with those of stockholders and providing an incentive to increase stockholder value. To achieve this goal, the Company makes extensive use of stock option awards to executives, managers and key employees. Employee stock ownership is also accomplished through Company stock contributions to the 401(k) Plan.

  The Compensation Committee primarily compares Dynegy's executive compensation program to other midstream energy and marketing companies of comparable size. The Compensation Committee also consults from time to time with outside consultants experienced in executive compensation, and, the Company also has access to and utilizes an extensive nationwide database that tracks pay trends for broad industry groupings in which Dynegy competes for executives and senior management.

  During 1998, Dynegy's executive compensation program consisted of three main components: (1) base salary; (2) potential for an annual incentive award based on overall Company performance as well as individual performance; and (3) the opportunity to earn stock-based incentives, which were intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. The second and third elements constitute the "at risk" portion of the compensation program.

  Base Salary. All decisions regarding base salary are made based upon individual performance as measured against pre-established individual objectives and competitive practice as measured by periodic compensation surveys. Base salaries are targeted at the median of a comparator group that includes peer group companies, similar to those reflected in the performance graph, and general industry companies similar in size to Dynegy.

  Annual Incentive Awards. During 1998, the Company's mechanism for awarding annual bonuses to its executive officers was the Corporate Incentive Compensation Plan (the "Incentive Compensation Plan"). The Incentive Compensation Plan is used to provide incentive payments to most non-union employees of the Company. The basis for the payment of annual bonuses under the Incentive Compensation Plan is a combination of attaining certain corporate and/or business unit performance goals recommended and approved by the Board of Directors (i.e., net income, cash-flow, return on equity, etc.) and personal performance.

  In 1998, the Company's financial results exceeded certain performance thresholds. An incentive fund was created which was consistent with the Company's pay for performance philosophy.

  Long-term Incentive Compensation. The Company currently administers three stock option plans, the EEP, the Stock Option Plan and the U.K. Stock Option Plan, for certain key employees, including executive officers. The Company's long-term incentive compensation is primarily based upon the grants of market value stock option awards pursuant to the Stock Option Plan and the U.K. Stock Option Plan. Such awards are consistent with the stock option awards made by similarly situated companies in Dynegy's industry who are aggressive in the use of stock option awards as a means of long-term compensation. The Company also makes additional restrictive grants of below-market value stock option awards pursuant to the EEP. Such awards are made to attract and retain key employees. Levels for stock option grants are established based on an employee's position and performance and are targeted to provide a total compensation package, together with base salary and annual incentive awards, at the 75th percentile. During 1998, the Options Committee was responsible for recommending stock option awards. Stock option grants were awarded to all executive officers of the Company during 1998.

  Compensation of Chief Executive Officer; Employment Agreement. Mr. Watson entered into an employment agreement with the Company effective May 15, 1997, which provides Mr. Watson an initial annual base salary of $999,000, subject to increase. Under the terms of his employment agreement, Mr. Watson's base salary is increased at such times and in such amounts, if any, as may be determined by the Board of Directors. In addition to his base salary, Mr. Watson's employment agreement also provides for incentive compensation payments through Mr. Watson's participation in the Company's Incentive Compensation Plan. Such payments are based on individual performance and the profitability of the Company. Mr. Watson has the opportunity to earn up to 200% of his base salary (currently $999,000) under the terms of the Incentive Compensation Plan, subject to a minimum guaranteed bonus of $500,000.

  In determining Mr. Watson's base salary adjustment and annual incentive award for 1998, the Compensation Committee considered Mr. Watson's efforts in
(1) executing the Company's long-term business strategy, (2) managing the costs and operational restructuring of the Company's liquids business as such industry was faced with one of the most severe pricing environments in recent history, and (3) guiding the Company's efforts in building the infrastructure necessary to remain competitive in the twenty-first century.

  After consideration of these criteria and 1998 corporate performance, the Compensation Committee recommended that Mr. Watson receive an annual incentive award of $604,000 and no base salary adjustment.

Under the terms of his employment agreement, Mr. Watson is also entitled to receive, at a minimum each year during the term of his agreement, market value stock option grants under the Stock Option Plan with a projected present value of $1,500,000 (assuming a 15% annual growth rate in the price of Dynegy's Common Stock discounted at 6.5%). In November 1998, Mr. Watson received a grant of 147,030 options with an exercise price of $13.81 per share, which was the contractual minimum award under his employment agreement.

  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for certain compensation over $1,000,000 paid to the Company's Chief Executive Officer and four other most highly compensated executive officers, as reported in this Proxy Statement. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. If Section 162(m) is determined to be applicable to the Company's organizational structure, the Company believes that compensation relating to options granted under its market value Stock Option Plan should be excluded from the $1,000,000 limitation. However, compensation relating to the Company's Incentive Compensation Plan would not currently qualify for exclusion from limitation, given the discretion that is provided to the Compensation Committee under such plans in determining the actual amount of such awards. The Committee believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and inures to the benefit of the Company's shareholders. The Committee, however, will continue to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

  All amounts paid or accrued during fiscal year 1998 under the above-described plans and programs are included in the preceding tables. The individuals who either served as members of the Compensation Committee during 1998 or who were involved in compensation decisions concerning the executive officers, compensation for 1998 performance are listed below. Except for Thomas M. Matthews, who served as a member of the Compensation Committee until his resignation from the Company effective July 1, 1998, and Stephen W. Bergstrom, who was appointed to the Compensation Committee in November 1998, no member of the Dynegy Compensation Committee was an officer or employee of Dynegy, or any of its subsidiaries during 1998.

      Compensation and Human Resources Committee(/1/)

            Daniel L. Dienstbier, Chairman
            Stephen J. Brandon
            Frank J. Chapman
            Stanley I. Rubenfeld
            Darald W. Callahan
            Jack S. Mustoe
            C. Kent Jespersen
            Thomas M. Matthews
            Stephen W. Bergstrom

      Options Committee

            Daniel L. Dienstbier, Chairman
            J. Otis Winters

--------
(1) Mr. Brandon was replaced as a member of the Compensation Committee by Mr. Chapman in February 1998. Mr. Jespersen resigned from the Board of Directors in March 1998. Mr. Mustoe was appointed to the Compensation Committee in March 1998 to fill the vacancy created by Mr. Jespersen's resignation. Mr. Matthews resigned from the Company effective July 1, 1998. Mr. Chapman resigned from the Board of Directors in December 1998. Mr. Rubenfeld was appointed to the Compensation Committee in February 1999 to fill the vacancy created by Mr. Chapman's resignation.

Stockholder Return Performance Presentation

  The performance graph shown on the following page was prepared by Standard & Poors Compustat, a division of McGraw-Hill, Inc., using data from the Standard & Poors Compustat Database for use in this Proxy Statement.(/1/) As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

    1. One hundred dollars ($100) was invested in Common Stock, the S&P 500 and the Peer Group (as defined below) on November 10, 1993.

    2. The returns of each component company in the Peer Group are weighted based on the market capitalization of such company at the beginning of the measurement period.

    3. Dividends are reinvested on the ex-dividend dates.

  The Company's Peer Group for fiscal year-ended December 31, 1998 (the "New Peer Group") is comprised of a weighted index of five midstream gas and natural gas liquids companies: Aquila Gas Pipeline Corporation, KN Energy Inc., Mitchell Energy & Development Corporation, Western Gas Resources Inc. and MarkWest Hydrocarbon Inc. and five energy services companies: Duke Energy Corp., Enron Corp., Reliant Energy Incorporated, Pacific Gas &Electric Company and Southern Co. The Company's previous peer group (the "Old Peer Group") included Aquila Gas Pipeline Corporation, Enron Corp., KN Energy Inc., Mitchell Energy & Development Corporation and Western Gas Resources, Inc.



--------
(1) The Company was formed through a strategic business combination (the "Trident Combination"), consummated on March 14, 1995 between Clearinghouse and Trident NGL Holding, Inc. ("Trident"), under which Trident was renamed NGC Corporation (n/k/a Dynegy Inc.). The performance graph reflects Trident's stockholder return performance for the period commencing November 10, 1993, the date of Trident's initial public offering and sale of common stock, and ending March 14, 1995, the closing date of the Trident Combination, and the Company's stockholder return performance for the period commencing March 14, 1995 through December 31, 1998.

                              [CHART APPEARS HERE]

                           TOTAL SHAREHOLDER RETURNS

                             (Dividends Reinvested)

                                                   ANNUAL RETURN PERCENTAGE
                                                         Years Ending
                                              ----------------------------------
                                               Dec.   Dec.   Dec.   Dec.   Dec.
             Company Name/Index                 94     95     96     97     98
             ------------------               ------ ------ ------ ------ ------
Dynegy Inc................................... -10.18 -15.02 162.79 -24.52 -37.26
S&P 500 Index................................   1.32  37.58  22.96  33.36  28.58
New Peer Group............................... -19.18  14.71  22.75  26.50 -37.68
Old Peer Group...............................  -0.59  24.15  18.01   5.26  18.35

                                                       INDEXED RETURNS
                                                         Years Ending
                                              ----------------------------------
                                       Base
                                      Period   Dec.   Dec.   Dec.   Dec.   Dec.
         Company Name/Index           Dec. 93   94     95     96     97     98
         ------------------           ------- ------ ------ ------ ------ ------
Dynegy Inc...........................   100    89.82  76.33 200.58 151.40  94.98
S&P 500 Index........................   100   101.32 139.40 171.40 228.59 293.91
New Peer Group.......................   100    80.82  92.71 113.80 143.96  89.71
Old Peer Group.......................   100    99.41 123.42 145.65 153.31 181.44

                                  PROPOSAL 2

             APPROVAL OF DYNEGY INC. 1999 LONG TERM INCENTIVE PLAN

  At the Annual Meeting, the stockholders will be asked to approve the adoption of the 1999 Long Term Incentive Plan (the "1999 Incentive Plan"), a copy of which is attached hereto as Appendix A. The 1999 Incentive Plan was approved by the Board on February 19, 1999, subject to stockholder approval at the Annual Meeting. The 1999 Incentive Plan is designed to enable the Company and its affiliates to provide a means to attract able employees and to provide a means whereby those employees upon whom the responsibilities of the successful administration and management of the Company and its affiliates rest, and whose present and potential contributions to the welfare of the Company and its affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its affiliates and their desire to remain in its employ. A further purpose of the 1999 Incentive Plan is to provide such employees with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its affiliates. Accordingly, the 1999 Incentive Plan provides for granting: (a) "Incentive Stock Options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); (b) stock options that do not constitute incentive stock options ("Non-Statutory" Stock Options); (c) shares of the Company's common stock, par value $.01 per share ("Common Stock"), which are subject to forfeiture under the circumstances specified by the administrative committee of the 1999 Incentive Plan at the time of award of such shares ("Restricted Stock"); (d) "Performance Awards" and (e) "Phantom Stock Awards" (collectively, "Awards").

  Below is a summary of the terms of the 1999 Incentive Plan.

Number of Shares Subject to the 1999 Incentive Plan

  The aggregate maximum number of shares authorized to be issued under the 1999 Incentive Plan pursuant to grants of Awards is 5,000,000 shares of Common Stock. The aggregate maximum number of shares of Common Stock which may be the subject of stock options or restricted stock awards or performance awards denominated in shares of Common Stock granted to any one individual during any calendar year may not exceed 1,000,000 shares. In each case, these numbers may be adjusted upon a reorganization, stock split, recapitalization or other change in the Company's capital structure. Further, the maximum value of any performance award denominated in cash (including the fair market value of any shares of Common Stock paid in satisfaction of such performance award) granted to any one individual during any calendar year may not exceed $3,000,000. If an Award lapses or the rights of an employee in an Award terminate, any shares of Common Stock subject to the Award will again be available for grant under the 1999 Incentive Plan. Further, any shares of Common Stock that remain unissued and are not subject to the outstanding Awards at the termination of the 1999 Incentive Plan will cease to be subject to the 1999 Incentive Plan.

Administration

  The 1999 Incentive Plan is administered by a committee (the "Committee") appointed by the Board, constituted so as to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and constituted solely of two or more outside directors (within the meaning of Section 162(m) of the Code). No member of the Committee is eligible to receive an Award under the 1999 Incentive Plan.

  The Committee has full authority, subject to the terms of the 1999 Incentive Plan, to establish rules and regulations for the proper administration of the 1999 Incentive Plan, to select the persons to whom Awards are granted and to set the date of grant and the other terms of the Awards. When granting Awards, the Committee considers such factors as an employee's duties and present and potential contributions to the Company's success.

Eligibility

  All of the employees of the Company and its affiliates (approximately 2,400 persons, including an employee who may also be a director of the Company) are eligible to participate in the 1999 Incentive Plan. The selection of employees, from among those eligible, who will receive Awards, is within the discretion of the Committee.

Term of the 1999 Incentive Plan

  The 1999 Incentive Plan is effective as of February 19, 1999, provided the 1999 Incentive Plan is timely approved by the stockholders of the Company. No further Awards may be granted under the 1999 Incentive Plan after February 19, 2009, and the 1999 Incentive Plan will terminate thereafter once all Awards have been satisfied or expired. The Board of Directors may, however, terminate the 1999 Incentive Plan at any time without prejudice to the holders of any then outstanding Awards.

Stock Options

  a. Term of Option. The term of each option will be as specified by the Committee at the date of grant (but not more than 10 years in the case of incentive stock options). The effect of an employee's termination of employment by reason of death, retirement, disability or otherwise will be specified in the option contract which evidences each option grant.

  b. Option Price. The option price will be determined by the Committee, but subject to adjustment upon a reorganization, stock split, recapitalization, or other change in the Company's capital structure, will be no less than the fair market value of the shares on the date that the option is granted.

  c. Special Rules for Certain Stockholders. If an incentive stock option is granted to an employee who then owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, the term of the option will not exceed five years, and the option price will be at least 110% of the fair market value of the shares on the date that the option is granted.

  d. Size of Grant. The number of shares for which an option is granted to an employee will be determined by the Committee.

  e. Status of Options. The status of each grant of an option as an incentive stock option or non-statutory stock option will be designated by the Committee at the time of grant. An incentive stock option may only be granted to an individual who is an employee of the Company or any parent or subsidiary corporation (within the meaning of Section 424 of the Code). Further, if the aggregate fair market value (determined as of the date of grant) of shares with respect to which incentive stock options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the options with respect to the excess shares will be non-statutory stock options.

  f. Payment. The option price upon exercise may, at the discretion of the Committee, be paid by an employee in cash, other shares of Common Stock owned by the employee, or by a combination of cash and Common Stock. The 1999 Incentive Plan also allows the Committee, in its discretion, to establish procedures for the "cashless exercise" of options.

  g. Option Contract. All options will be evidenced by a written contract containing provisions consistent with the 1999 Incentive Plan and such other provisions as the Committee deems appropriate.

  h. Transferability. An incentive stock option is not transferable other than by will or the laws of descent and distribution and may only be exercised by the employee or his/her guardian or legal representative during the employee's lifetime. A non-statutory stock option is not transferable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or with the consent of the Committee.

Stock Appreciation Rights

  The 1999 Incentive Plan permits stock appreciation rights to be granted to eligible employees in conjunction with the grant of either an incentive stock option or a non-statutory stock option. A stock appreciation right permits the holder thereof to receive an amount (in cash, Common Stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the holder multiplied by the excess of the fair market value of Common Stock on the exercise date over the stock appreciation rights' exercise price. A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the Committee.

Restricted Stock

  a. Forfeiture. Pursuant to a restricted stock award, shares of Common Stock will be issued or delivered to the employee at the time the award is made without any payment to the Company (other than for any payment amount determined by the Committee in its discretion or the possible requirement that the par value per share be paid), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit such shares to the Company as may be determined in the discretion of the Committee. The Committee will establish the period during which the restrictions on disposition will be applicable to a restricted stock award and the circumstances under which such restrictions may lapse based on (i) the Company's attainment of targets established by the Committee that are based on
(1) the price of a share of Common Stock, (2) the Company's earnings per share, (3) the Company's market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company's sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee,
(9) the earnings before or after interest, taxes, depreciation and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on stockholders' equity achieved by the Company, or (12) the total stockholders' return achieved by the Company; (ii) the employee's tenure with the Company; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of these factors. The performance targets may be made subject to adjustment for significant extraordinary items or events and may be absolute, relative to one or more other companies, or relative to one or more indices. Upon the issuance to an employee of shares of Common Stock pursuant to a restricted stock award, except for the foregoing restrictions, such employee will have all the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. The Committee will determine the effect of the termination of employment of a recipient of restricted stock (by reason of retirement, disability, death or otherwise) prior to the lapse of any applicable restrictions.

  b. Transferability. If restricted stock is voluntarily or involuntarily transferred by the employee at any time before it becomes non-forfeitable, such restricted stock is immediately forfeited and canceled.

  c. Accelerated Vesting. The Committee, in its discretion, may fully vest any outstanding restricted stock award as of a date determined by the Committee, but the Committee may not take any action to vest a restricted stock award that has been granted to a covered employee (within the meaning of Section 162(m) of the Code) if such award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code.

  d. Other Terms and Conditions. The Committee may establish other terms and conditions for the issuance of restricted stock under the 1999 Incentive Plan.

Performance Awards

  a. Performance Period. The Committee in its sole discretion may grant performance awards under the 1999 Incentive Plan that may be paid in cash, Common Stock, or a combination thereof as determined by the Committee. At the time of the grant, the Committee will establish the maximum number of shares of Common Stock subject to, or the maximum value of, each performance award and the performance period over which the performance applicable to the award will be measured. A performance award will terminate if the employee's employment with the Company terminates during the applicable performance period, except as otherwise provided by the Committee at the time of grant.

  b. Performance Measures. An employee's receipt of cash or Common Stock pursuant to a performance award will be contingent upon satisfaction by the Company, or any affiliate, division or department thereof, of performance targets established by the Committee either (I) prior to the beginning of the performance period, or (II) within ninety days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time the targets are established, but not later than the date that 25% of the performance period has elapsed. The performance targets may be made subject to adjustment for significant extraordinary items or events and may be absolute, relative to one or more other companies, or relative to one or more indices. The performance targets may be based upon (i) the price of a share of Common Stock; (ii) the Company's earnings per share; (iii) the Company's market share; (iv) the market share of a business unit of the Company designated by the Committee; (v) the Company's sales; (vi) the sales of a business unit of the Company designated by the Committee; (vii) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee; (viii) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee; (ix) the earnings before or after interest, taxes, depreciation and/or amortization of the Company or any business unit of the Company designated by the Committee; (x) the economic value added; (xi) the return on stockholders' equity achieved by the Company; or (xii) the total stockholders' return achieved by the Company, or a combination of any of the foregoing. The Committee in its sole discretion may provide for a reduction the value of an employee's performance award during the performance period.

  c. Payment. Following the end of the performance period, the Committee will determine the amount payable to the employee, not to exceed the maximum value of the incentive award, based on the achievement of the performance targets for such performance period. Such payment may be made in a lump-sum or in installments as prescribed by the Committee. Any payment made in cash will be based upon the fair market value of the Common Stock on the payment date.

  d. Other Terms and Conditions. The Committee may establish other terms and conditions for performance awards under the 1999 Incentive Plan.

Phantom Stock Awards

  a. Forfeiture. Phantom stock awards granted under the 1999 Incentive Plan are awards of Dynegy Common Stock or rights to receive amounts equal to share appreciation over a specific period of time. Such awards vest over a period of time or upon the occurrence of a specific event(s) (including, without limitation, a change of control) established by the Committee, without payment of any amounts by the holder thereof (except to the extent required by law) or satisfaction of any performance criteria or objectives. A phantom stock award will terminate if the employee's employment with the Company or its affiliates terminates during the applicable vesting period or, if applicable, the occurrence of a specific event(s), except as otherwise provided by the Committee at the time of grant.

  b. Payment. Payment of a phantom stock award may be made in a lump-sum or in installments as prescribed by the Committee. Any payment made in cash will be based upon the fair market value of the Common Stock on the payment date.

  c. Other Terms and Conditions. The Committee may establish other terms and conditions for phantom stock awards under the 1999 Incentive Plan.

Grants

  As of the date of this Proxy Statement, the Company has not made any grants of options (neither incentive stock options nor non-statutory stock options), restricted stock awards, performance awards, or phantom stock awards under the 1999 Incentive Plan.

Corporate Change

  The 1999 Incentive Plan provides that, upon a Corporate Change (as hereinafter defined), the Committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash, adjust the outstanding options as appropriate to reflect such Corporate Change, or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option already been exercised. Upon the occurrence of a Corporate Change, the Committee may adjust the outstanding restricted stock awards as appropriate to reflect such Corporate Change or fully vest such outstanding restricted stock awards and, upon such vesting, all restrictions applicable to such restricted stock will terminate. Further, upon the occurrence of a Corporate Change, the Committee may adjust the outstanding performance awards or phantom stock awards as appropriate to reflect such Corporate Change or cancel any of such outstanding performance awards or phantom stock awards and make payments in respect thereof in cash, which payments shall be prorated in the event that the applicable performance or vesting period with respect to such awards has not been completed. The 1999 Incentive Plan provides that a Corporate Change occurs (a) if the Company is dissolved and liquidated, (b) if the Company is not the surviving entity in any merger or consolidation, (c) if the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets, (d) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of the Company's voting stock, or (e) if after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the Board of Directors.

Amendments

  The Board of Directors may from time to time amend the 1999 Incentive Plan; however, no amendment which modifies the class of eligible employees or increases the number of shares of Common Stock authorized or available under the 1999 Incentive Plan may be adopted without the prior approval of the stockholders of the Company.

Federal Income Tax Aspects of the 1999 Incentive Plan

  Non-Statutory Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the optionee upon the grant of a non-statutory stock option such as those under the 1999 Incentive Plan (whether or not including a stock appreciation right) and the Company is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-statutory stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares. In the case of the exercise of a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the optionee. Upon the exercise of a non-statutory stock option or a stock appreciation right, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the optionee assuming any federal income tax reporting requirements are satisfied. Upon a subsequent disposition of the shares received upon exercise of a non-statutory stock option or a stock appreciation right, any appreciation after the date of exercise should qualify as capital gain. If the shares received upon the exercise of an option or a stock appreciation right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and the Company's tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% shareholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a non-statutory stock option or stock appreciation right.

  Incentive Stock Options. The incentive stock options under the 1999 Incentive Plan are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option if the optionee does not dispose of shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the "Holding Period"). In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price must be included in the optionee's alternative minimum taxable income. However, if the optionee exercises an incentive stock option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

  Upon disposition of the shares received upon exercise of an incentive stock option after the Holding Period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the Holding Period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the Holding Period of the shares.

  Restricted Stock. An employee who has been granted restricted stock under the 1999 Incentive Plan will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon expiration of the forfeiture restrictions (i.e., as shares become vested), the holder will realize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and, subject to the application of
Section 162(m) of the Code as discussed below, the Company will be entitled to a corresponding deduction. Dividends paid to the holder during the period that the forfeiture restrictions apply will also be compensation to the employee and deductible as such by the Company. Notwithstanding the foregoing, the recipient of restricted stock may elect to be taxed at the time of grant of the restricted stock based upon the fair market value of the shares on the date of the award, in which case (a) subject to Section 162(m) of the Code, the Company will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (c) there will be no further federal income tax consequences when the forfeiture restrictions lapse.

  Performance Awards and Phantom Stock Awards. An employee who has been granted a performance award or a phantom stock award generally will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. Whether a performance award or phantom stock award is paid in cash or shares of Common Stock, the employee will have taxable compensation and, subject to the application of Section 162(m) of the Code as discussed below, the Company will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of Common Stock, either at the time the performance award or the phantom stock award is paid, or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the employee elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a performance award or a phantom stock award prior to the actual issuance of shares under the award will be compensation income to the employee and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by the Company.

  Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its Chief Executive Officer or any of its four other highest paid officers. However, compensation that qualifies under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, the Company's ability to deduct compensation income generated in connection with the exercise of stock options granted under the 1999 Incentive Plan should not be limited by Section 162(m) of the Code. Further, the Company believes that compensation income generated in connection with performance awards granted under the 1999 Incentive Plan should not be limited by Section 162(m) of the Code. The 1999 Incentive Plan has been designed to provide flexibility with respect to whether restricted stock awards will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. If the forfeiture restrictions relating to a restricted stock award are based solely upon the satisfaction of one of the performance criteria set forth in the 1999 Incentive Plan, then the Company believes that the compensation expense relating to such an award will be deductible by the Company if the restricted stock becomes vested. However, if Section 162(m) is determined to be applicable to the Company's organizational structure, compensation expense deductions relating to restricted stock awards will be subject to the Section 162(m) deduction limitation if the restricted stock becomes vested based upon any other criteria set forth in such award (such as the occurrence of a Corporate Change or vesting based upon continued employment with the Company).

  The 1999 Plan is not qualified under Section 401(a) of the Code.

  The comments set forth in the above paragraphs are only a summary of certain of the federal income tax consequences relating to the 1999 Incentive Plan. No consideration has been given to the effects of state, local, or other tax laws on the 1999 Incentive Plan or award recipients.

Inapplicability of ERISA

  Based upon current law and published interpretations, the Company does not believe the 1999 Incentive Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Acquisitions

  Options may be granted in substitution for options held by officers and employees of other corporations who are about to, or who have, become employees of the Company or an affiliate as a result of a merger, consolidation, acquisition of assets, or similar transaction by the Company or an affiliate. The terms, including the option price, of the substitute options so granted may vary from the terms set forth in the 1999 Incentive Plan to such extent as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the options in substitution for which they are granted.

Board Recommendation

  The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting of Stockholders in person or by proxy and entitled to vote is required for approval of the 1999 Incentive Plan.

  Stockholder approval of the 1999 Incentive Plan is required for listing of the shares for trading on the New York Stock Exchange and as a condition to the effectiveness of the 1999 Incentive Plan. In addition, approval of the 1999 Incentive Plan is required so that certain transactions under the 1999 Incentive Plan qualify for the applicable exemptions pursuant to Rule 16b-3 under the Exchange Act. Rule 16b-3 provides an exemption from the operation of the "short-swing profit" recovery provisions of Section 16(b) of the Exchange Act with respect to acquisitions of stock options, transactions relating to certain stock appreciation rights, restricted stock awards and the use of already owned shares as payment for the exercise price of stock options. Shareholder approval is also required so that incentive stock options under the 1999 Incentive Plan will qualify under Section 422 of the Code and so that certain awards under the 1999 Incentive Plan will qualify as performance-based compensation under Section 162(m) of the Code.

  The Board of Directors recommends that stockholders vote "FOR" the approval of the adoption of the 1999 Incentive Plan.

                                  PROPOSAL 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed the firm of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999, and recommends ratification by the stockholders of such appointment. Such ratification requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority has been achieved. The persons named in the accompanying proxy intend to vote for ratification of such appointment unless instructed otherwise on the proxy.

  In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. The Board of Directors may terminate the appointment of Arthur Andersen LLP as the Company's independent auditors without the approval of the stockholders of the Company whenever the Board of Directors deems such termination necessary or appropriate. A representative of Arthur Andersen LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

  The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment of Arthur Andersen LLP as independent auditors.

                             STOCKHOLDER PROPOSALS

  Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 2000 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on the first page of this Proxy Statement so that the Secretary receives it no later than December 22, 1999.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

                                          By Order of the Board of Directors,

                                          /s/ Kenneth E. Randolph
                                          Kenneth E. Randolph
                                          Secretary

April 20, 1999

                                                                     APPENDIX A

                                  DYNEGY INC.

                         1999 LONG TERM INCENTIVE PLAN

                                  I. PURPOSE

  The purpose of the DYNEGY INC. 1999 LONG TERM INCENTIVE PLAN (the "Plan") is to provide a means through which DYNEGY INC., a Delaware corporation (the "Company"), and its subsidiaries may attract able persons to enter the employ of the Company and its affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its affiliates rest, and whose present and potential contributions to the welfare of the Company and its affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its affiliates. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Performance Awards, and Phantom Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee as provided herein.

                                II. DEFINITIONS

  The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

  (a) "Affiliate" means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

  (b) "Award" means, individually or collectively, any Option, Restricted Stock Award, Performance Award or Phantom Stock Award.

  (c) "Board" means the Board of Directors of the Company.

  (d) "Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

  (e) "Committee" means a committee of the Board that is selected by the Board as provided in Paragraph IV(a).

  (f) "Common Stock" means the common stock, par value $.01 per share, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph XI.

  (g) "Company" means Dynegy Inc., a Delaware corporation.

  (h) "Director" means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

  (i) An "employee" means any person (including a Director) in an employment relationship with the Company or any Affiliate.

  (j) "Fair Market Value" means, as of any specified date, the mean of the high and low sales prices of the Common Stock reported on the stock exchange composite tape on that date, or, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

  (k) "Holder" means an employee who has been granted an Award.

  (l) "Incentive Stock Option" means an incentive stock option within the meaning of section 422 of the Code.

  (m) "1934 Act" means the Securities Exchange Act of 1934, as amended.

  (n) "Option" means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.

  (o) "Option Agreement" means a written agreement between the Company and a Holder with respect to an Option.

  (p) "Performance Award" means an Award granted under Paragraph IX of the Plan.

  (q) "Performance Award Agreement" means a written agreement between the Company and a Holder with respect to a Performance Award.

  (r) "Phantom Stock Award" means an Award granted under Paragraph X of the
Plan.

  (s) "Phantom Stock Award Agreement" means a written agreement between the Company and a Holder with respect to a Phantom Stock Award.

  (t) "Plan" means the Dynegy Inc. 1999 Long Term Incentive Plan, as amended from time to time.

  (u) "Restricted Stock Agreement" means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

  (v) "Restricted Stock Award" means an Award granted under Paragraph VIII of the Plan.

  (w) "Rule 16b-3" means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

  (x) "Stock Appreciation Right" shall have the meaning assigned to such term in Paragraph VII(d) of the Plan.

                 III. EFFECTIVE DATE AND DURATION OF THE PLAN

  The Plan shall become effective upon the date of its adoption by the Board, provided the Plan is approved by the stockholders of the Company within twelve months thereafter. Notwithstanding any provision in the Plan, no Option shall be exercisable and no Award shall vest or become satisfiable prior to such stockholder approval. No further Awards may be granted under the Plan after ten years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Options granted under the Plan have been exercised or expired, all Restricted Stock Awards granted under the Plan have vested or been forfeited, and all Performance Awards and Phantom Stock Awards have been satisfied or expired.

                              IV. ADMINISTRATION

  (a) Composition of Committee. The Plan shall be administered by a committee of, and appointed by, the Board, and such committee shall be comprised solely of two or more outside Directors (within the meaning of the term "outside directors" as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of "Non-Employee Director" as defined in Rule 16b-3).

  (b) Powers. Subject to the express provisions of the Plan, the Committee shall have authority, in its sole discretion, to determine which employees shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option or nonqualified Option shall be granted, and the number of shares to be subject to each Option or Restricted Stock Award, the number of shares subject to or the value of each Performance Award, and the value of each Phantom Stock Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective employees, their present and potential contribution to the Company's success and such other factors as the Committee in its sole discretion shall deem relevant.

  (c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

               V. SHARES SUBJECT TO THE PLAN; GRANT OF OPTIONS;
                       GRANT OF RESTRICTED STOCK AWARDS

  (a) Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph XI with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 5,000,000 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Options, Restricted Stock Awards and Performance Awards denominated in shares of Common Stock granted to any one individual during any calendar year may not exceed 1,000,000 shares of Common Stock (subject to adjustment in the same manner as provided in Paragraph XI with respect to shares of Common Stock subject to Options then outstanding) and the maximum value of any Performance Award denominated in cash (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such Performance Award) granted to any one individual during any calendar year may not exceed $3,000,000. The limitations set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced.

  (b) Grant of Awards. The Committee may from time to time grant Awards to one or more employees determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

  (c) Stock Offered. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

                                VI. ELIGIBILITY

  Awards may be granted only to persons who, at the time of grant, are employees. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, a Performance Award, a Phantom Stock Award, or any combination thereof.

                              VII. STOCK OPTIONS

  (a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant.

  (b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

  (c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder's lifetime only by such Holder or the Holder's guardian or legal representative.

  (d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of employment on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures satisfactory to the Committee with respect thereto. Further, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price therefor ("Stock Appreciation Rights"), on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such Stock Appreciation Right that is granted in connection with an

Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Option Agreements need not be identical.

  (e) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph XI shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

  (f) Stockholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder's name.

  (g) Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation or other business combination of the employing corporation with the Company or any Affiliate.

                         VIII. RESTRICTED STOCK AWARDS

  (a) Forfeiture Restrictions To Be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance measures established by the Committee that are based on (1) the price of a share of Common Stock, (2) the Company's earnings per share, (3) the Company's market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company's sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on stockholders' equity achieved by the Company, or (12) the total stockholders' return achieved by the Company, (ii) the Holder's continued employment with the Company for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. The performance measures may be subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof by or in which the Holder is employed during the performance period. Each Restricted Stock Award may have different Forfeiture Restrictions, in the sole discretion of the Committee.

  (b) Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

  (c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

  (d) Committee's Discretion to Accelerate Vesting of Restricted Stock Awards. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Holder pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Holders and may vary among the Restricted Stock Awards held by any individual Holder. Notwithstanding the preceding provisions of this Subparagraph, the Committee may not take any action described in this Subparagraph with respect to a Restricted Stock Award that has been granted to a "covered employee" (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.

  (e) Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical.

                            IX. PERFORMANCE AWARDS

  (a) Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the number of shares of Common Stock subject to, or the maximum value of, the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

  (b) Performance Measures. A Performance Award shall be awarded to a Holder contingent upon future performance of the Company or any Affiliate, division, or department thereof by or in which such Holder is employed during the performance period. The Committee shall establish the performance measures applicable to such performance either (I) prior to the beginning of the performance period or (II) within ninety days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed; provided such measures may be made subject to adjustment for specified significant extraordinary items or events. The performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes. The performance measures established by the Committee may be based upon (i) the price of a share of Common Stock, (ii) the Company's earnings per share, (iii) the Company's market share, (iv) the market share of a business unit of the Company designated by the Committee, (v) the Company's sales, (vi) the sales of a business unit of the Company designated by the Committee, (vii) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (viii) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (ix) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (x) the economic value added, (xi) the return on stockholders' equity achieved by the Company, (xii) the total stockholders' return achieved by the Company, or (xiii) a combination of any of the foregoing. The Committee, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures.

  (c) Awards Criteria. In determining the value of Performance Awards, the Committee shall take into account a Holder's responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Holder's Performance Award during the performance period.

  (d) Payment. Following the end of the performance period, the Holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to or the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Committee. Payment of a Performance Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date.

  (e) Termination of Award. A Performance Award shall terminate if the Holder does not remain continuously in the employ of the Company and its Affiliates at all times during the applicable performance period, except as may be determined by the Committee.

  (f) Performance Award Agreements. At the time any Award is made under this Paragraph IX, the Company and the Holder shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Performance Award Agreements need not be identical.

                            X. PHANTOM STOCK AWARDS

  (a) Phantom Stock Awards. Phantom Stock Awards are rights to receive shares of Common Stock (or the Fair Market Value thereof), or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time as established by the Committee, without satisfaction of any performance criteria or objectives. The Committee may, in its discretion, require payment or other conditions of the Holder respecting any Phantom Stock Award.

  (b) Award Period. The Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which the Award shall vest with respect to the Holder.

  (c) Awards Criteria. In determining the value of Phantom Stock Awards, the Committee shall take into account a Holder's responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.

  (d) Payment. Following the end of the vesting period for a Phantom Stock Award (or at such other time as the applicable Phantom Stock Award Agreement may provide), the Holder of a Phantom Stock Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the Award. Payment of a Phantom Stock Award may be made in cash, Common Stock, or a combination thereof as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. Any payment to be made in cash shall be based on the Fair Market Value of the Common Stock on the payment date. Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the Committee.

  (e) Termination of Award. A Phantom Stock Award shall terminate if the Holder does not remain continuously in the employ of the Company and its Affiliates at all times during the applicable vesting period, except as may be otherwise determined by the Committee.

  (f) Phantom Stock Award Agreements. At the time any Award is made under this Paragraph X, the Company and the Holder shall enter into a Phantom Stock Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Phantom Stock Award Agreements need not be identical

                    XI. RECAPITALIZATION OR REORGANIZATION

  (a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's or any Affiliate's capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

  (b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any factional share resulting from such adjustment shall be rounded down to the next whole share.

  (c) Recapitalizations and Corporate Changes. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award. If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), no later than (x) ten days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of Directors or (y) thirty days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Holder, shall effect one or more of the following alternatives, which alternatives may vary among individual Holders and which may vary among Options held by any individual
Holder: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Holders thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such

Options and the Company shall pay (or cause to be paid) to each Holder an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares, (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), or (4) provide that the number and class of shares of Common Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option.

  (d) Change of Control Value. For the purposes of clause (2) in Subparagraph
(c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the Fair Market Value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

  (e) Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XI, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted by the Committee, whose determination shall be conclusive. Notwithstanding the foregoing, upon the occurrence of a Corporate Change, the Committee, acting in its sole discretion without the consent or approval of any Holder, may require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Performance Awards and Phantom Stock Awards as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Performance Awards and Phantom Stock Awards and the Company shall pay (or cause to be paid) to each Holder an amount of cash equal to the maximum value of such Performance Award or Phantom Stock Award which, in the event the applicable performance or vesting period set forth in such Performance Award or Phantom Stock Award has not been completed, shall be multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the applicable performance or vesting period and ending on the date of the surrender, and the denominator of which is the aggregate number of days in the applicable performance or vesting period.

  (f) Stockholder Action. Any adjustment provided for in the above Subparagraphs shall be subject to any required stockholder action.

  (g) No Adjustments unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

                  XII. AMENDMENT AND TERMINATION OF THE PLAN

  The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder, and provided, further, that the Board may not, without approval of the stockholders, amend the Plan to (a) increase the maximum aggregate number of shares that may be issued under the Plan or (b) change the class of individuals eligible to receive Awards under the Plan.

                              XIII. MISCELLANEOUS

  (a) No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an employee any right to be granted an Option, a right to a Restricted Stock Award, a right to a Performance Award or a right to a Phantom Stock Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

  (b) No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment relationship at any time.

  (c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

  (d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

  (e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

  (f) Governing Law. The Plan shall be construed in accordance with the laws of the State of Delaware.

--------------------------------------------------------------------------------

                                                                           PROXY


                                  DYNEGY INC.
                          1000 LOUISIANA, SUITE 5800
                               HOUSTON, TX 77002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNEGY INC.

     The undersigned hereby appoints C.L. Watson, Kenneth E. Randolph and John
U. Clarke, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Dynegy Inc. held of record by the undersigned on March 25, 1999 at the Annual Meeting of Stockholders to be held at the Hyatt Regency Hotel, Imperial Ballroom, 1200 Louisiana, Houston, Texas, 77002 at 10:00 A.M. on Friday, May 21, 1999, or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                          (CONTINUED ON REVERSE SIDE)

 ................................................................................
                             FOLD AND DETACH HERE

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
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.                                                  Please Mark  [X]
                                                                                                                    your vote as
                                                                                                                    indicated in
                                                                                                                    the example

1. ELECTION OF DIRECTORS                                      C.L. Watson, Stephen W. Bergstrom, Stephen J. Brandon, Paul Nicholas
                                                              Woollacott, Stanley I. Rubenfeld,  Jeffrey M. Lipton, Jack S. Mustoe,
                                                              A. Terence Poole, Darald W. Callahan, Peter J. Robertson, Patricia A.
                                                              Woertz, Daniel L. Dienstbler, J. Otis Winters.
        FOR all nominees                 WITHHOLD
      listed to the right                AUTHORITY            (INSTRUCTION: To withhold authority to vote for any individual
   (except as marked to the      to vote for all nominees      nominee, strike a line through the nominee's name in the list above.)
          contrary)                listed to the right
             [_]                            [_]

                                                              2. Proposal to approve the adoption of the Dynegy Inc. 1999
                                                                 Long Term Incentive Plan.

                                                                        For        Against       Abstain
                                                                        [_]          [_]           [_]

3. Proposal to ratify the appointment of Arthur Andersen LLP as independent       4. In their discretion, the proxies are authorized
   auditors for the Company for the fiscal year ending December 31, 1999.            to vote upon such other business as may
                                                                                     properly come before the meeting or any
                                                                                     adjournment thereof.
                   FOR      AGAINST      ABSTAIN
                   [_]        [_]          [_]                                                 CHECK IF YOU PLAN TO ATTEND  [_]
                                                                                               THE ANNUAL MEETING

                                                                          _____   Please sign exactly as name appears hereon. When
                                                                              |   shares are held by joint tenants, both should
                                                                              |   sign. When signing as attorney, trustee or
                                                                                  guardian, please give full title as such. If a
                                                                                  corporation, please sign full corporate name by
                                                                                  president or other authorized officer. If a
                                                                                  partnership, please sign in partnership name by
                                                                                  authorized person.

                                                                                  Dated:______________________________________, 1999

                                                                                  __________________________________________________
                                                                                               (SIGNATURE OF SHAREHOLDER)

                                                                                  __________________________________________________
                                                                                               (SIGNATURE OF SHAREHOLDER)
 ....................................................................................................................................
                                                       FOLD AND DETACH HERE